      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1997
                                                     REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CLEARVIEW CINEMA GROUP, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                    7832                                   22-3338356
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

                                7 WAVERLY PLACE
                               MADISON, NJ 07940
                                 (201) 377-4646
              (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                    OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                                  A. DALE MAYO
                          CLEARVIEW CINEMA GROUP, INC.
                                7 WAVERLY PLACE
                               MADISON, NJ 07940
                                 (201) 377-4646
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                     LEONARD S. FERLEGER                                                MARK R. BAKER
                  KIRKPATRICK & LOCKHART LLP                                           DEWEY BALLANTINE
                     1500 OLIVER BUILDING                                        1301 AVENUE OF THE AMERICAS
                  PITTSBURGH, PA 15222-2312                                        NEW YORK, NY 10019-6092
                        (412) 355-6500                                                  (212) 259-8000


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED
          TITLE OF EACH CLASS                        MAXIMUM AGGREGATE                             AMOUNT OF
     OF SECURITIES TO BE REGISTERED                  OFFERING PRICE(1)                          REGISTRATION FEE
Common Stock, $.01 par value............                $11,500,000                                $3,484.85

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS-REFERENCE TABLE

                             LOCATION IN PROSPECTUS
                       OF INFORMATION REQUIRED BY PART I
                                  OF FORM SB-2


ITEM NO.                         CAPTION                                      LOCATION IN PROSPECTUS
--------   ---------------------------------------------------  ---------------------------------------------------
    1.     Front of Registration Statement and Outside Front
             Cover of Prospectus..............................  Outside Front Cover Page
    2.     Inside Front and Outside Back Cover Pages of
             Prospectus.......................................  Inside Front and Outside Back Cover Pages
    3.     Summary Information and Risk Factors...............  Prospectus Summary; Risk Factors
    4.     Use of Proceeds....................................  Prospectus Summary; Use of Proceeds
    5.     Determination of Offering Price....................  Underwriting
    6.     Dilution...........................................  Dilution
    7.     Selling Security Holders...........................  Not Applicable
    8.     Plan of Distribution...............................  Outside Front Cover Page; Underwriting
    9.     Legal Proceedings..................................  Legal Proceedings
   10.     Directors, Executive Officers, Promoters and
             Control Persons..................................  Management and Directors
   11.     Security Ownership of Certain Beneficial Owners and
             Management.......................................  Principal Stockholders
   12.     Description of Securities..........................  Description of Capital Stock
   13.     Interest of Named Experts and Counsels.............  Not Applicable
   14.     Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities...  Not Applicable
   15.     Organization within Last Five Years................  Certain Transactions
   16.     Description of Business............................  Prospectus Summary; Business
   17.     Management's Discussion and Analysis or Plan of
             Operation........................................  Management's Discussion and Analysis of Financial
                                                                  Condition and Results of Operation
   18.     Description of Property............................  Management's Discussion and Analysis of Financial
                                                                  Condition and Results of Operation
   19.     Certain Relationships and Related Transactions.....  Certain Transactions
   20.     Market for Common Equity and Related Stockholder
             Matters..........................................  Outside Front Cover; Risk factors; Dividend Policy;
                                                                  Principal Stockholders; Shares Eligible for
                                                                  Future Sale; Underwriting
   21.     Executive Compensation.............................  Management and Directors
   22.     Financial Statements...............................  Pro Forma Consolidated Financial Data; Selected
                                                                  Consolidated Financial Data
   23.     Changes In and Disagreement With Accountants on
             Accounting and Financial Disclosure..............  Not Applicable

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

                   SUBJECT TO COMPLETION, DATED MAY 27, 1997

PROSPECTUS
                                             SHARES

                                     [LOGO]

                          CLEARVIEW CINEMA GROUP, INC.

                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock, $.01 par value (the 'Common Stock'), of Clearview Cinema Group, Inc. ('Clearview' or the 'Company') offered hereby (the 'Offering') are being sold by the Company. Prior to the Offering, there has been no public market for the Common Stock. It is anticipated that the initial public
offering price will be between $        and $        per share. For information
relating to the factors considered in determining the initial offering price to the public, see 'Underwriting.'

           Application will be made to list the Common Stock on the
                              under the symbol '
------.'
                            ------------------------

     SEE 'RISK FACTORS' COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

[CAPTION]

                                          PRICE TO                UNDERWRITING              PROCEEDS TO
                                         THE PUBLIC               DISCOUNT(1)              THE COMPANY(2)
Per Share.......................             $                         $                         $
Total(3)........................         $                         $                         $

(1) Does not include a 2 1/2% non-accountable expense allowance payable to Prime Charter Ltd. (the 'Representative') on behalf of the Underwriters and
    warrants to purchase        shares of Common Stock issuable to the
    Representative (the 'Underwriter Warrants'). The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    'Underwriting.'

(2) Before deducting expenses payable by the Company, estimated at $       ,
    which excludes the non-accountable expense allowance.


(3) The Company has granted the Underwriters an option, exercisable within 30
    days of the date of this Prospectus, to purchase up to        additional
    shares of Common Stock on the same terms as set forth above, solely to cover over-allotments. If the option is exercised in full, the total Price to the
    Public will be $       ; Underwriting Discounts will be $       ; and
    Proceeds to the Company will be $       .

     The shares of Common Stock offered hereby are offered by the Underwriters, subject to prior sale, when, as and if accepted by them and subject to certain conditions, the right to withdraw, cancel, modify or reject any order in whole or part, and approval of certain legal matters by counsel. It is expected that delivery of the shares of Common Stock offered hereby will be made on or about
           , 1997.
                            ------------------------
                               PRIME CHARTER LTD.
                  THE DATE OF THIS PROSPECTUS IS       , 1997.

                      [INSERT GRAPHICS AND/OR PHOTOGRAPHS]



     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH
TRANSACTIONS MAY BE EFFECTED ON THE             OR OTHERWISE. SUCH STABILIZING,
IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON
STOCK ON THE                   IN ACCORDANCE WITH RULE 103 OF REGULATION M
UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully, among other things, the information set forth under 'Risk Factors' below. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the over-allotment option and gives effect to the Concurrent Transactions (as defined below). See 'The Concurrent Transactions' and 'Description of Capital Stock.' As used in this Prospectus, unless the context indicates otherwise, the terms 'the Company' and 'Clearview' refer to Clearview Cinema Group, Inc. and its subsidiaries.

                                  THE COMPANY


     Clearview Cinema Group, Inc. is a regional motion picture exhibitor that owns and operates in-town multiplex theaters primarily located in affluent suburban communities in the New York/New Jersey metropolitan area. The Company's theaters offer a mix of first-run commercial, art and family-oriented films designed to appeal primarily to sophisticated moviegoers and families with younger children. Since its inception in December, 1994, the Company has grown from four to 16 theaters and from eight to 60 screens. From 1995 to 1996, the Company's revenues have increased from $2.3 million to $8.2 million and theater level operating income has increased from $344,000 to $1.6 million.

     The Company's strategy is to grow primarily through the acquisition or development of in-town multiplex theaters. The Company seeks locations in the retail centers of suburban communities that have the characteristics of the Company's target audiences. The Company intends to build upon its concentration of existing theaters and to extend into retail centers in suitable communities throughout the Middle Atlantic and New England states. The Company also will be opportunistic when evaluating theaters and locations in communities that meet many, but not necessarily all, of the Company's criteria. The Company intends to grow by acquiring theaters, adding screens to its existing theaters and developing theaters in locations not previously used for motion picture exhibition.

     The theatrical exhibition industry is fragmented. Although the fifty largest theater circuits owned approximately 76% of the screens operating at May 1, 1995, there are a substantial number of small independent exhibitors with four or fewer theaters. The large circuits that are growing most rapidly appear to have begun to concentrate on building new mega-multiplex theaters, rather than buying established theaters. The Company believes that, in the Middle Atlantic and New England states, in-town theaters serve audiences that prefer these theaters to the larger out-of-town multiplex theaters. The Company also believes that in-town theaters can offer movie selections more attuned to their local markets, better customer service and more convenience when compared to the out-of-town multiplexes. Primarily for these reasons, the Company thinks that the acquisition of in-town theaters can be attractive, and the Company believes that there are a large number of potential acquisition candidates. The Company seeks to identify targets that will complement its existing theaters or provide entry into new markets.

     The Company seeks to improve the operating margins of the theaters it acquires by controlling theater level costs through centralized management, by increased efficiencies in concession purchasing and through film selection that is sensitive to the local community's tastes. The Company intends to acquire or develop clusters of theaters that will increase its flexibility by permitting the sharing of theater managers and skilled and hourly wage personnel. Clearview believes that its management information system and internal controls gives its senior management timely access to comprehensive operating data, allows the local theater managers to focus on day-to-day operations, and enables the Company to expand its theater operations without incurring proportionate increases in general and administrative expenses.

     The Company seeks theaters that will be the sole or dominant exhibitors in their geographic film licensing zones. A geographic film licensing zone or 'film zone' is a geographic area, recognized by film distributors, that generally has a three to five mile radius in metropolitan and suburban markets, in which a film is licensed for exhibition at only one theater in that film zone. Currently, 75% of the Company's theaters are the sole exhibitors in their film zones.

     Clearview's theaters are community-oriented and place a strong emphasis on patron satisfaction and customer service. The theaters provide clean and comfortable environments at convenient in-town locations and offer opportune movie show times, courtesy telephones for local calls and a large variety of specialty concession items. The Company's theaters are characterized by custom interiors and decor designed to enhance the movie-going experience. In addition, the Company provides party and special event facilities for community residents and regularly participates in community fundraising and charity functions to maintain patron loyalty.

     The Company's executive offices are located at 7 Waverly Place, Madison, New Jersey 07940 and its telephone number is (201) 377-4646.

                                  THE OFFERING

Common Stock offered hereby...............  _________ shares

Common Stock to be outstanding after the
  Offering................................  _________ shares(1)

Use of proceeds...........................  $600,000 will be used to repay certain subordinated indebtedness;
                                            $1.0 million will be used to upgrade existing theaters and construct additional screens; $_____ million (based on an estimated offering price of $___ per share) will be used to redeem certain Provident
                                            Warrants (as defined below) issued to The Provident Bank
                                            ('Provident') in connection with the Company's current financing arrangements; and the remaining net proceeds will be used for general corporate purposes, primarily the acquisition and development of additional theaters. See 'Use of Proceeds.'

Proposed ________ symbol..................  __________

------------------
(1) Excludes the shares of Common Stock reserved for issuance (a) upon conversion of the outstanding shares of Class A Convertible Preferred Stock, $.01 par value (the 'Class A Preferred Stock'), of the Company, (b) upon exercise of the A/B Warrants (as defined below), the Underwriter Warrants or the Class A Warrants (as defined below), or (c) under the 1997 Incentive Plan (as defined below). See 'The Concurrent Transactions,' 'Management and Directors--1997 Incentive Plan,' 'Certain Transactions,' 'Description of Capital Stock' and 'Underwriting.'

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data should be read in conjunction with the consolidated financial statements, including the notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' appearing elsewhere in this Prospectus. The summary consolidated financial data presented below are derived from the Company's consolidated financial statements audited by Wiss & Company, LLP, independent accountants, whose report covering the Company's financial statements as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 is included elsewhere in this Prospectus, and the Company's unaudited consolidated financial statements as of March 31, 1997 and for the periods ended March 31, 1996 and 1997, which are included elsewhere herein, and from the Company's audited consolidated balance sheet as of December 31, 1995, which is not included herein.

                                                                                          THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             MARCH 31,
                                                            ------------------------    ------------------------
                                                               1995        1996(1)         1996          1997
                                                            ----------    ----------    ----------    ----------
                                                                                              (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Theater Revenues:
  Box office.............................................   $1,759,131    $6,195,399    $  781,073    $2,712,210
  Concession sales.......................................      554,671     1,861,155       226,425       743,986
  Other..................................................       31,895       141,420         5,505        49,739
                                                            ----------    ----------    ----------    ----------
                                                             2,345,697     8,197,974     1,013,003     3,505,935
                                                            ----------    ----------    ----------    ----------
Theater Operating Expenses:
  Film rental and booking fees...........................      823,791     3,022,377       345,411     1,196,126
  Cost of concession sales...............................       99,261       279,549        33,097       108,605
  Other theater operating expenses.......................    1,078,370     3,297,825       463,024     1,226,799
                                                            ----------    ----------    ----------    ----------
                                                             2,001,422     6,599,751       841,532     2,531,530
                                                            ----------    ----------    ----------    ----------
          Theater operating income before general and
            administrative and other expenses............      344,275     1,598,223       171,471       974,405
  General and administrative expenses....................      375,262       589,822        95,525       191,806
                                                            ----------    ----------    ----------    ----------
          Earnings (loss) before interest, taxes,
            depreciation and amortization(2).............      (30,987)    1,008,401        75,946       782,599
                                                            ----------    ----------    ----------    ----------

Other Expenses:
  Depreciation and amortization..........................       99,632       684,007        35,874       425,011
  Interest...............................................       80,377       549,007        50,661       311,473

                                                            ----------    ----------    ----------    ----------
                                                               180,009     1,233,014        86,535       736,484
                                                            ----------    ----------    ----------    ----------
          Net income (loss)..............................   $ (210,996)   $ (224,613)   $  (10,589)   $   46,115
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------
          Net income (loss) per share                       $     (.12)   $     (.13)   $     (.01)   $      .01
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------

                                                            AS OF DECEMBER 31,           AS OF MARCH 31, 1997
                                                         -------------------------    --------------------------
                                                          1995(3)         1996        HISTORICAL     ADJUSTED(4)
                                                         ----------    -----------    -----------    -----------
                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash..................................................   $  176,203    $   751,345    $ 1,431,782
Total assets..........................................    2,029,151     16,601,544     17,459,415
Total long-term debt, including current maturities....      962,552     10,663,237     11,026,926
Total liabilities.....................................    1,577,822     11,889,739     12,701,495
Redeemable preferred and common stock, at redemption
  price(5)............................................      112,832      2,525,599      3,174,008
Stockholders' equity..................................      338,497      2,186,206      1,583,912

NOTES TO SUMMARY CONSOLIDATED FINANCIAL DATA

(1) See Note 7 of the Notes to Consolidated Financial Statements of Clearview Cinema Group, Inc. with respect to its acquisitions.

(2) Earnings before interest, taxes, depreciation and amortization ('EBITDA') is a financial measure commonly used in the Company's industry, but should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

(3) This information is derived from the Company's audited consolidated balance sheet as of December 31, 1995, which is not included herein.

(4) Gives effect to the consummation of the Offering, the application of the net proceeds from the Offering as described under 'Use of Proceeds' and the Concurrent Transactions. See 'The Concurrent Transactions' and 'Use of Proceeds.'


(5) Represents the aggregate redemption price (determined pursuant to formulas set forth in the applicable agreements) for the outstanding shares of Class A Preferred Stock and for 312,500 shares of Common Stock based on the respective contractual rights of the holder of the Class A Preferred Stock and a certain holder of Common Stock to sell their shares to the Company. See 'Certain Transactions.'

                                  RISK FACTORS

     The shares of Common Stock offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements concerning the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

LIMITED OPERATING HISTORY AND RESULTS

     The Company was incorporated on November 23, 1994 and acquired four theaters with eight screens on December 21, 1994. The Company, which was organized as a vehicle to acquire theaters, has acquired 12 additional theaters since its initial acquisition and had 60 screens as of December 31, 1996. Therefore, the Company has a limited combined operating history. In addition, the Company had net losses of $210,996 and $224,613 in 1995 and 1996, a net loss of $10,589 in the first quarter of 1996 and net income of $46,115 in the first quarter of 1997, respectively. There can be no assurances that the Company will have net income in the future. See 'Prospectus Summary--Summary Consolidated Financial Data,' 'Pro Forma Consolidated Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

EXPANSION PLANS

     The Company's strategy is to acquire or develop theaters at a rapid pace and add screens in its theaters where appropriate. The Company's ability to expand will depend on a number of factors, including obtaining any required financing, the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and other personnel and other factors, such as general economic and demographic conditions, that are beyond the control of the Company. There can be no assurances that the Company will be able to execute this strategy at its contemplated pace or to operate profitably the theaters that it acquires or develops. See 'Business--Business Plan.'

     NEED FOR ADDITIONAL FINANCING

     The Company has entered into lease or other binding commitments with respect to 23 additional screens at four locations that are scheduled to commence or reopen operations or are to be acquired in 1997. See 'Business--Acquisition History.' The Company is obligated to spend approximately $1,500,000 of its own funds in connection with the work that is being done at those theaters. Such funds should be available from the Company's own cash reserves or under the Company's current bank financing arrangements. At the present time, the Company is negotiating to obtain a new credit facility (the 'New Facility') from Provident. As currently proposed, the New Facility would provide a $12 million term loan to refinance the current amounts owed to Provident and to repay $1.1 million of subordinated indebtedness and a $17 million capital expenditure/acquisition facility to be used to acquire and renovate or develop theaters. The Company would plan on using that $17 million
facility, together with $      million from the net proceeds of the Offering, to
finance future expansion.

     In accordance with the Company's strategic plan, it intends to continue to acquire theaters and it is pursuing the acquisition of additional locations. Any such transactions may require the Company to secure new financing in addition to the financing referred to above. That new financing may be in the form of additional equity, subordinated debt or bank financing. There can be no assurances that the Company will be able to obtain such additional financing at the time it is needed or that such additional financing, if available, will be on terms that are acceptable to the Company. Furthermore, any such financing may result in dilution of the interests of the then-current stockholders of the Company.

     The Company's estimates of its cash requirements to develop or acquire and renovate theaters and service any debts incurred in connection with such development or acquisition and renovation are and will be based upon certain assumptions, including assumptions as to the Company's revenues and cash flow after any such acquisition or development. There can be no assurances that such assumptions will prove to be accurate or that unforeseen costs will not be incurred.

     DEPENDENCE ON ABILITY TO SECURE FAVORABLE LOCATIONS AND LEASE TERMS

     The success of the Company's strategic plan is dependent on its ability to acquire or develop theaters in favorable locations with advantageous lease terms. There can be no assurances that the Company will be able to locate or develop theaters in appropriate communities or, if it does locate any such theaters, lease them on terms favorable to it. The failure of the Company to acquire or develop theaters in favorable locations or to lease theaters on advantageous terms could result in an inability to fully implement its strategic plan. See 'Business-- Business Plan.'

     POSSIBLE RISKS IN THEATER DEVELOPMENT AND RENOVATION

     In connection with the development of new theaters, the Company either will enter into an agreement with the property owner/developer who will oversee almost all of the construction and completion of a theater or will oversee that construction and completion itself. When acquiring an existing theater, the Company generally will take responsibility for the completion of any proposed renovations or the construction of new screens. As a result, the Company will, at times, be subject to some of the risks inherent in the development of real estate, many of which are beyond its control. Such risks include changes in Federal, state or local laws or regulations, strikes, adverse weather, material shortages and increases in the costs of labor and materials. There can be no assurances that any such theater development or renovation will be successfully completed in a timely manner.

DEPENDENCE ON PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The Company's success depends upon the continued contributions of A. Dale Mayo, its Chairman of the Board, President and Chief Executive Officer. The loss or unavailability of Mr. Mayo to the Company for an extended period of time could have a material adverse effect upon the Company's business and development. To the extent that the services of Mr. Mayo are unavailable to the Company for any reason, the Company will be required to hire other personnel to manage and operate the Company. There can be no assurances that the Company will be able to locate such qualified personnel or employ them on acceptable terms. The Company has entered into an employment agreement with Mr. Mayo that provides for his employment through 2003. In addition, the Company maintains 'key man' life insurance in the amount of $10 million on the life of Mr. Mayo. It is contemplated that, after the Offering, the face value of such insurance will be reduced to $4 million. See 'Management and Directors.'

GEOGRAPHIC CONCENTRATION

     Each of the Company's current theaters are located in the New York/New Jersey metropolitan area and the theaters that it is committed to or is contemplating acquiring or developing are primarily in the same area. As a result, negative economic or demographic changes in that area would have a disproportionately large and adverse effect on the success of the Company's operations when compared to the effect of any such changes on its competitors that have a wider geographic distribution of theaters.

CONFLICTS OF INTEREST

     Brett E. Marks, who is a director of and a consultant to Clearview, is also a licensed real estate salesman with First New York Realty Co. Inc. ('First New York'), a New York City-based realty brokerage firm. Mr. Marks' main consulting work for Clearview relates to the identification of theaters that could be suitable acquisition candidates for the Company, because of their locations and the demographics of their communities, and of communities that could be appropriate for the development of new theaters, given their demographics and the available locations in such communities, and the performance of due diligence with respect thereto. If the Company decides to acquire any such theater, First New York may be entitled to a commission from the lessor of that theater and Mr. Marks would then be entitled to a commission from First New York. In connection with Clearview's proposed acquisition of a theater in Brooklyn, New York, First New York and Mr. Marks will be entitled to fees of approximately $66,000 and $22,000, respectively. Mr. Marks and First New York have entered into agreements with Clearview with respect to their future business relationships. See 'Certain Transactions.'

COMPETITION

     The motion picture exhibition industry is highly competitive, particularly with respect to licensing films, attracting patrons and finding theater sites. There are a number of well-established theater circuits with substantially greater financial and other resources than the Company that operate in the New York/New Jersey metropolitan area and in the Middle Atlantic and New England states generally. Some of these theater operators have been in existence significantly longer than the Company and may be better established in the Company's markets and better capitalized. Moreover, alternative delivery systems are available for the presentation of filmed entertainment, including cable television, direct satellite delivery, video cassettes and pay-per-view television. An expansion of such delivery systems could have a material adverse effect on movie theater attendance in general and upon the Company's business and results of operations in particular. See 'Business--Industry Overview' and '--Competition.'

DEPENDENCE ON FILMS

     The ability of the Company to operate successfully depends upon a number of factors, the most important of which is the availability of marketable motion pictures. Poor relationships with film distributors, a disruption in the production of motion pictures or poor commercial success for motion pictures could have a material adverse effect upon the Company. See 'Business--Film Licensing.'

DEPENDENCE ON CONCESSION SALES

     Concession sales accounted for approximately 24% and 23% of the Company's revenues in the years ended December 31, 1995 and 1996, respectively; and, therefore, the financial success of the Company depends, to a significant extent, on its ability to successfully generate concession sales in the future.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     Generally, the most marketable motion pictures have been released during the summer and the Thanksgiving through year-end holiday season, so that the motion picture exhibition industry's revenues have been seasonal. The emergence of hit films during other periods can alter this traditional trend. In any case, the timing of releases is likely to have a substantial effect on the Company's results of operations and the results for any one quarter are not necessarily indicative of results of operations for subsequent quarters. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results and Seasonality.'

CERTAIN ANTI-TAKEOVER EFFECTS


     Certain provisions of Clearview's proposed Amended and Restated Certificate of Incorporation (the 'New Certificate') and proposed Amended and Restated By-laws (the 'New By-laws') could have the effect of delaying, deferring or preventing a change of control of Clearview not approved by Clearview's Board of Directors (the 'Board of Directors') or could affect the prices that investors might be willing to pay in the future for shares of Common Stock. These provisions include (i) the division of the directors to be elected by the holders of the Common Stock into three classes, (ii) the right of the holders of the Class A Preferred Stock to elect directors separately as a class, (iii) advance notice requirements for stockholder proposals and nominations, (iv) a requirement that the holders of two-thirds of the Common Stock and the Class A Preferred Stock, voting together, approve the amendment, alteration or repeal of certain provisions of the New Certificate and the New By-laws, and (v) the authority of the Board of Directors to fix the rights and preferences of, and issue, additional shares of the preferred stock, $.01 par value (the 'Preferred Stock'), of the Company without further action by the holders of the Common Stock. See 'The Concurrent Transactions' and 'Description of Capital Stock.'

OWNERSHIP AND SIGNIFICANT INFLUENCE OF PRINCIPAL STOCKHOLDERS

     After consummation of the Offering, the current stockholders of the Company will collectively own approximately __% of the outstanding Common Stock (approximately __% if the over-allotment option is exercised in full) and approximately __% of the Common Stock assuming the conversion of all outstanding shares of Class A Preferred Stock (approximately __% if the over-allotment option is exercised in full). As a result of this ownership, if the current stockholders or some combination thereof act in concert, they will have the ability to exert significant influence over the policies and affairs of the Company and corporate actions requiring stockholder approval, including the composition of the Board of Directors. This concentration of ownership could have the effect of delaying, deferring or preventing a change of control of the Company, including a business combination with an unaffiliated party, and could also affect the prices that investors might be willing to pay in the future for shares of Common Stock. See 'Management and Directors,' 'Principal Stockholders' and 'Description of Capital Stock.'

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of shares of Common Stock in the Offering will experience
immediate and substantial dilution of $      in net tangible book value per
share with respect to their shares of Common Stock. In addition, the Company intends to grant options to certain officers of the Company to purchase up to shares of Common Stock at the initial public offering price. See 'Dilution,' 'Management and Directors--1997 Incentive Plan' and 'Principal Stockholders.'

ABSENCE OF PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurances that an active trading market for the Common

Stock will develop or be sustained. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation between the Company and the Representative and may not be indicative of the market price of the Common Stock after consummation of the Offering. See 'Underwriting.' There can be no assurances that the market price of the Common Stock will not decline below the initial public offering price. After consummation of the Offering, the market price of the Common Stock will be subject to fluctuations in response to a variety of factors, including variations in the Company's operating results, changes in competitors' circumstances and general economic, political and market conditions.

SHARES ELIGIBLE FOR FUTURE SALE

     A total of 1,735,000 shares of Common Stock held by the Company's existing stockholders will be eligible for sale pursuant to exemptions from registration under the Securities Act of 1933, as amended (the 'Securities Act'), including exemptions provided by Rule 144 under the Securities Act. The Company has also granted registration rights to certain stockholders who will beneficially own 2,971,250 shares of Common Stock following consummation of the Offering. In addition, the Company intends to register 500,000 shares of Common Stock reserved for issuance pursuant to the 1997 Incentive Plan. See 'Management and Directors--1997 Incentive Plan.' On the other hand, the Company and its existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Securities and Exchange Commission (the 'Commission') a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, without the prior written consent of the Representative, for a period of one year after the date of this Prospectus. No prediction can be made as to the effect, if any, that future sales of any of these shares of Common Stock or the availability of these shares for future sale will have on the market price of the Common Stock prevailing from time to time. Any sales of a substantial number of these shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See 'Shares Eligible for Future Sale' and 'Underwriting.'

                          THE CONCURRENT TRANSACTIONS

     Immediately prior to the consummation of the Offering, the Company's outstanding capital stock will consist of 1,735,000 shares of Common Stock and 779 shares of Class A Preferred Stock (which will be convertible into 973,750 shares of Common Stock), and (i) the holders of $1.1 million aggregate principal amount of 8% subordinated promissory notes of the Company (the '8% Notes') will hold warrants to purchase 250,000 shares of Common Stock (the 'A/B Warrants');
(ii) the holder of the outstanding shares of Class A Preferred Stock will hold warrants to purchase 588,750 shares of Common Stock (the 'Class A Warrants'); and (iii) Provident will hold warrants to purchase 196,250 shares of Common Stock (the 'Provident Warrants').


     Immediately prior to the consummation of the Offering, the New Certificate will become effective (the 'Certificate Amendment'). Among the amendments to the Company's current Certificate of Incorporation contained in the New Certificate are changes to the terms of the Class A Preferred Stock that include the following. The Class A Preferred Stock will only vote separately as a class in connection with any proposed issuances of shares of Preferred Stock and with respect to the election of no more than two directors of the Company. The holders of the shares of Class A Preferred Stock will otherwise vote with the holders of the shares of Common Stock on all matters other than the election of directors. The right of the holders of the Class A Preferred Stock to vote separately as a class with respect to the issuance of shares of Preferred Stock that rank pari passu or junior to the Class A Preferred Stock, with respect to dividends or upon liquidation or dissolution, will terminate once the
outstanding shares of Class A Preferred Stock represent less than   % of the
combined voting power of the outstanding capital stock of Clearview. Likewise, the right of the holders of the Class A Preferred Stock to vote for the election of directors will terminate once the outstanding shares of Class A Preferred
Stock represent less than   % of the combined voting power of the outstanding
capital stock of Clearview. Immediately prior to the consummation of the Offering, a 1250 to 1 stock split on the Common Stock will become effective and will be accomplished by a dividend of 1249 shares of Common Stock on each then-outstanding share of Common Stock (the 'Stock Split').

     The holders of the A/B Warrants have agreed that they will exchange 162.5 of those A/B Warrants for 137,500 shares of Common Stock after the Stock Split (the 'Warrant Exchange') and amend two sets of the 8% Notes, with an aggregate principal amount of $500,000, so that they mature on October 31, 1997. At the same time, CMNY Capital II, L.P. ('CMNY'), a holder of 75 A/B Warrants, will terminate its right to sell, under certain conditions, 312,500 shares of Common Stock to the Company, and the Company will terminate its right to purchase, under certain conditions, those same shares (the 'Put/Call Termination'). See 'Description of Capital Stock.'

     The holder of the outstanding shares of Class A Preferred Stock, MidMark Capital, L.P. ('MidMark'), has agreed to terminate, immediately prior to the consummation of the Offering, its right to sell, under certain conditions, to the Company after June 1, 2001 those shares of Class A Preferred Stock or the shares of Common Stock into which those shares had been converted (the 'Put Termination'). In consideration for the termination of this right, the Company will issue to MidMark 125,000 shares of Common Stock. In connection with the Put Termination, the Class A Warrants will be amended to make them exercisable for shares of Common Stock (the 'Warrant Amendment'). (They are currently exercisable for 471 shares of Class A Preferred Stock.)

     The Certificate Amendment, the Stock Split, the Warrant Exchange, the Put/Call Termination, the Put Termination and the Warrant Amendment are sometimes referred to in this Prospectus as the 'Concurrent Transactions.' The consummation of the Offering and the Concurrent Transactions are conditioned upon one another.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting the underwriting discounts and estimated offering expenses payable by the Company, are estimated to be approximately $
million (assuming an initial public offering price of $   per share). The
Company intends to use the net proceeds as follows:

     Repayment of senior subordinated promissory note (the 'Senior Note')...........................   $   600,000
     Upgrade existing theaters and construct additional screens.....................................     1,000,000
     Redeem Provident Warrants to acquire 186,250 shares of Common Stock............................
     General corporate purposes, primarily the acquisition and development of additional theaters...

Pending such uses, net proceeds will be invested in short-term, interest bearing, investment grade securities.

     The Senior Note that will be repaid with a portion of the net proceeds from the Offering was issued by the Company as part of the consideration for three theaters acquired by the Company in December, 1996. The principal amount of the Senior Note is $600,000 and its interest rate until December 13, 1997 is 12% per annum and increases 2% each year thereafter to a maximum of 18%. The Senior Note will mature at the earlier to occur of December 13, 2001 or the consummation of an initial public offering of debt or equity securities by the Company.

                                DIVIDEND POLICY

     Clearview currently intends to retain future earnings, if any, to support its operations and to fund the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock or Class A Preferred Stock in the foreseeable future. Clearview paid $30,000 in dividends in the aggregate in 1995 and $10,000 in dividends in the aggregate in 1996. The payment of any future dividends will be at the discretion of the Board of Directors and will depend upon the Company's earnings, financial condition, capital requirements, level of indebtedness and other factors that the Board of Directors deems relevant, subject to any contractual restrictions with respect to the payment of dividends. The New Facility would prohibit the payment of any dividends. Payment of dividends on the Common Stock is also subject to the requirement that the Company pay dividends on the Class A Preferred Stock at the same time that dividends are paid on the Common Stock in a per share amount equal to the product of the dividend payable per share of Common Stock and the number of shares of Common Stock into which a share of Class A Preferred Stock is then convertible.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of
March 31, 1997 and as adjusted to reflect the sale of the        shares of

Common Stock offered hereby (at an assumed initial public offering price of
$     per share), the application of the net proceeds therefrom as described under 'Use of Proceeds' and the Concurrent Transactions. See 'The Concurrent Transactions' and 'Use of Proceeds.' This table should be read in conjunction with the Company's historical consolidated financial statements, including the notes thereto, and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' appearing elsewhere in this Prospectus.

                                                                                        AS OF MARCH 31, 1997
                                                                                       ACTUAL        AS ADJUSTED
                                                                                     -----------     -----------
LONG-TERM DEBT (INCLUDING CURRENT PORTIONS):
     Notes payable--bank and other................................................   $ 9,326,926
     Subordinated debt--related parties...........................................     1,100,000
     Subordinated debt--other.....................................................       600,000
                                                                                     -----------
       Total......................................................................   $11,026,926
                                                                                     -----------
REDEEMABLE PREFERRED STOCK AT REDEMPTION PRICE....................................     2,780,703
                                                                                     -----------
REDEEMABLE COMMON STOCK AT REDEMPTION PRICE.......................................       393,305
                                                                                     -----------
STOCKHOLDERS' EQUITY:
     Undesignated Preferred Stock:
       Authorized 2,498,697 shares, issued and outstanding--none..................            --
     Class A Preferred Stock, par value $.01, authorized 1,303 shares; outstanding
      779 shares..................................................................             8
     Common Stock, par value $.01, authorized 10,000,000 shares; outstanding
      1,735,000 shares............................................................        17,350
     Additional paid-in capital...................................................     5,248,931
     Accumulated deficit..........................................................      (508,369)
     Less: Redemption price of redeemable stock...................................    (3,174,008)
                                                                                     -----------
       Total stockholders' equity.................................................     1,583,912
                                                                                     -----------
       Total capitalization.......................................................   $15,784,846
                                                                                     -----------
                                                                                     -----------

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1997 was
$      , or $      per share of Common Stock. Net tangible book value per share represents the amount of the Company's tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Common Stock offered hereby (at an assumed initial

public offering price of $      per share) and after deduction of the
underwriting discounts and estimated offering expenses payable by the Company and the application of the net proceeds therefrom, the Company's net tangible
book value as of March 31, 1997 would have been $      , or $      per share.
This represents an immediate increase in net tangible book value of $      per
share for existing stockholders and an immediate dilution of $   per share to
the purchasers of shares of Common Stock in the Offering. The following table illustrates the per share dilution to investors in the Offering:

Assumed initial public offering price per share(1).............................................             $
                                                                                                            ------
Net tangible book value per share before the offering..........................................   $
                                                                                                  ------
Increase per share attributable to the sale of shares of Common Stock in the Offering(2).......
                                                                                                  ------
Net tangible book value per share after the Offering(2)........................................             $
                                                                                                            ------
Dilution per share to new investors(3).........................................................             $
                                                                                                            ------
                                                                                                            ------

------------------
(1) Before deduction of underwriting discounts and estimated offering expenses payable by the Company.

(2) After deduction of underwriting discounts and estimated offering expenses payable by the Company.

(3) Dilution is determined by subtracting net tangible book value per share after the Offering from the assumed initial public offering per share.

     The following table summarizes as of March 31, 1997 the differences between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors at an
assumed initial public offering price of $      per share, before deduction of
the underwriting discounts and estimated offering expenses payable by the
Company:

                                                                                           TOTAL CONSIDERATION
                                                               SHARES PURCHASED     ----------------------------------
                                                               -----------------                         AVERAGE PRICE
                                                               NUMBER    PERCENT    AMOUNT    PERCENT      PER SHARE
                                                               ------    -------    ------    -------    -------------
Existing stockholders.......................................                   %    $     (1)       %        $
                                                               ------    -------    ------    -------       ------
New investors...............................................                   %                    %        $
                                                               ------    -------    ------    -------       ------

     Total..................................................              100.0%    $          100.0%
                                                               ------               ------

------------------
(1) Total consideration from existing stockholders represents [to be provided].

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated statement of operations of the Company gives effect to the acquisitions by Clearview (see Note 1 of Notes to Pro Forma Consolidated Statement of Operations) as if they had occurred on January 1, 1996. This pro forma financial data is based on the estimates and assumptions set forth herein and in the notes thereto. This pro forma financial data has been prepared utilizing the historical consolidated financial statements and notes thereto, which are included elsewhere in this Prospectus.

     The following unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of (i) the results of operations of the Company that actually would have occurred had the acquisitions been consummated on the date indicated or (ii) the results of operations of the Company that may occur or be obtained in the future. The following information is qualified in its entirety by reference to and should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's consolidated financial statements, including the notes thereto, and the other historical financial information appearing elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                    NELSON
                                     HISTORICAL     FERMAN          MAGIC         LESSER       ADJUSTMENTS     PRO FORMA
                                     -----------    ----------    ----------    -----------    -----------    -----------
Theater Revenues:
  Box office......................   $ 6,195,399    $1,515,839    $1,743,015     $ 802,043                    $10,256,296
  Concession sales................     1,861,155       114,922       521,737       110,882                      2,608,696
  Other...........................       141,420        23,308       149,986         2,775                        317,489
                                     -----------    ----------    ----------     ---------                    -----------
                                       8,197,974     1,654,069     2,414,738       915,700                     13,182,481
                                     -----------    ----------    ----------     ---------                    -----------

Theater Operating Expenses:
  Film rental and booking fees....     3,022,377       564,142       809,353       456,563                      4,852,435
  Cost of concession sales........       279,549            --        85,090            --                        364,639

  Other theater operating
    expenses......................     3,297,825       622,997       865,639       530,704                      5,317,165
                                     -----------    ----------    ----------     ---------                    -----------
                                       6,599,751     1,187,139     1,760,082       987,267                     10,534,239
                                     -----------    ----------    ----------     ---------                    -----------

  Theater operating income (loss)
    before general and
    administrative and other
    expenses......................     1,598,223       466,930       654,656       (71,567)                     2,648,242

General and administrative
  expenses........................       589,822       282,220         3,147        12,800                        887,989
                                     -----------    ----------    ----------     ---------                    -----------

  Earnings (loss) before interest,
    taxes, depreciation and
    amortization..................     1,008,401       184,710       651,509       (84,367)                     1,760,253
                                     -----------    ----------    ----------     ---------                    -----------

Other Expenses:
  Depreciation and amortization...       684,007            --       168,704            --     $  743,752       1,596,463
  Interest........................       549,007        35,965        45,408            --        667,751       1,298,131
                                     -----------    ----------    ----------     ---------     -----------    -----------

                                       1,233,014        35,965       214,112            --      1,411,503       2,894,594
                                     -----------    ----------    ----------     ---------     -----------    -----------

      Net income (loss)...........   $  (224,613)   $  148,745    $  437,397     $ (84,367)    $(1,411,503)   $(1,134,341)
                                     -----------    ----------    ----------     ---------     -----------    -----------
                                     -----------    ----------    ----------     ---------     -----------    -----------

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Note 1 Theater Acquisitions:

     During 1996, the Company acquired nine theaters located in New Jersey and New York. The acquisitions were accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of an acquired entity are included in the Company's historical consolidated financial statements from its acquisition date. Under that method of accounting, the assets of an acquired theater are included based on an allocation of its aggregate purchase prices as of their dates of acquisition. The acquisitions are described as follows:

     Nelson Ferman Acquisition

     The Company purchased three New Jersey theaters and one New York theater in May, 1996 from four entities that were affiliates of Nelson Ferman, Inc. The aggregate acquisition cost of $7.0 million was paid by means of $5.0 million in cash and the issuance of shares of Common Stock.

     Lesser Acquisition

     The Company purchased two New York theaters in July, 1996 from Bedford Cinema Corp. and Kisco Cinema, Inc. The acquisition cost of $1,499,000 was paid in cash.

     Magic Cinemas Acquisition

     The Company purchased three New Jersey theaters in December, 1996 from Magic Cinemas, LLC. The purchase price of $5.0 million was paid with a $4.4 million secured note and the Senior Note.

Note 2 Presentation and Pro forma Adjustments:

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 has been prepared as if the acquisitions described in
Note 1 had been consummated as of January 1, 1996.

     Pro forma adjustments have been made for the following:

               (a) Depreciation expense based on the increase in the book value of the acquired theaters' property and equipment, which resulted from the recording of the three purchases and the depreciation of the leaseholds over the terms of the respective leases.

               (b) Amortization expense adjustments reflect, over a 15-year period, the amortization of the excess of cost over the fair value of theater assets acquired.

               (c) Interest expense adjustments reflect interests costs on debt obligations incurred as if the related acquisition financing had occurred January 1, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's results of operations and financial condition should be read in conjunction with 'Prospectus Summary--Summary Consolidated Financial Data' and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

     The Company has achieved significant growth in theaters and screens since its formation in December, 1994. Since inception, the Company has acquired 12 theaters with 50 screens, has added two screens to an existing theater, is adding four screens to another existing theater and is developing two new theaters with 15 screens. The Company expects that its future revenue growth will be derived primarily from the acquisition of existing theaters, the development of new theaters and adding screens to existing theaters. The Company has had no theater closings since inception.

     The Company's revenues are predominantly generated from box office receipts, concession sales and on-screen advertising. Direct theater costs include film rental and booking fees and the cost of concessions. Other theater operating expenses consist primarily of theater labor and related fringe benefit costs and occupancy costs (including rent and/or real estate taxes, utilities, repairs and maintenance, cleaning costs and supplies). Film rental costs are directly related to the popularity of a film and the length of time since that film's release. Film rental costs generally decline as a percentage of box office receipts the longer the film has been showing. As certain concession items, such as fountain drinks and popcorn, are purchased in bulk and not prepackaged for individual servings, the Company has significant gross profit margins on those items.

     The Company believes that any future increases in minimum wage requirements or negotiated increases in union wages will not significantly increase its theater operating expenses as a percentage of total revenues.

     General and administrative expenses consist primarily of corporate overhead costs, such as management and office salaries and related fringe benefit costs, professional fees, insurance costs and general office expenses. The Company believes that its current internal controls and management information system will allow the Company to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     In September, 1995, the Company acquired three theaters with 11 screens in Nassau County, New York in an all-cash transaction. In May, 1996, the Company added four theaters with 19 screens in New York and New Jersey for a combination of stock and cash. In July, 1996, Clearview bought two theaters with seven screens in Westchester County, New York for cash. In December, 1996, Clearview acquired three more theaters with 13 screens in Bergen County, New Jersey for cash. See 'Business--Acquisition History.'

RESULTS OF OPERATIONS

     THREE MONTHS ENDED MARCH 31, 1997 AND 1996

     Total Revenues. Total revenues for the first quarter of 1997 increased 246.1% to $3,505,935 from $1,013,003 in the comparable 1996 period. The increase in revenues resulted primarily from a 259.5% increase in attendance to 539,748 attendees from 150,121 attendees in the first quarters of 1997 and 1996, respectively. This increase is attributable primarily to the Company's acquisition of nine theaters during 1996. For the three months ended March 31, 1997 and 1996, the Company had a total of 60 screens and 21 screens in operation, respectively. Average ticket prices for the Company's theaters remained relatively constant during the first quarters of 1997 and 1996. Total concession sales increased 228.6% for the first quarter of 1997 to $743,986 from $226,425 in the comparable 1996 period.


     Film Rental & Booking Fees. Film rental and booking fees increased 246.3% to $1,196,126 in the first quarter of 1997 from $345,411 in the first quarter of 1996. As a percentage of box office receipts, film rental and booking fees stayed relatively constant at 44.1% and 44.2% for the three months ended March 31, 1997 and 1996, respectively.

     Cost of Concession Sales. Cost of concession sales for the first quarter of 1997 increased 228.1% to $108,605 from $33,097 for the first quarter of 1996. As a percentage of concession revenues, the cost of concession sales remained constant at 14.6% for the quarters ended March 31, 1997 and March 31, 1996.

     Other Theater Operating Expenses. Other theater operating expenses increased 165.0% to $1,226,799 in the first quarter of 1997 from $463,024 during the first quarter of 1996. This increase is attributable solely to the nine theaters acquired in 1996, which acquisitions occurred after the first quarter of 1996. As a percentage of total revenues, other theater operating expenses decreased to 35.0% in the first quarter of 1997 from 45.7% in the first quarter of 1996. The decrease, as a percentage of total revenues, is primarily due to the Company's efficient management of its variable costs, such as labor and utilities, and the lower average per-theater fixed costs, such as occupancy costs, taxes and common area maintenance costs, of the theaters acquired in 1996 as compared to the Company's other theaters.

     Total Theater Operating Expenses. Total theater operating expenses increased by 200.8% to $2,531,530 in the first quarter of 1997 from $841,532 in the first quarter of 1996. As a percentage of total revenues, total theater operating expenses decreased to 72.2% from 83.1% for the three months ended March 31, 1997 and 1996, respectively.

     Theater Level Operating Income. Theater level operating income for the first quarter of 1997 increased 468.3% to $974,405 from $171,471 for the comparable 1996 period. As a percentage of total revenues, theater level operating income increased to 27.8% from 16.9% for the first quarters of 1997 and 1996, respectively. Theater level operating income increased as a percentage of total revenues due primarily to the relatively fixed nature of certain of the Company's other theater operating expenses, principally occupancy costs, certain improvements in operating efficiency, and the lower average occupancy costs per-theater for the theaters acquired in 1996 as compared to the Company's other theaters.

     General and Administrative Expenses. These expenses increased by 100.8% to $191,806 in the first quarter of 1997 from $95,525 in the first quarter of 1996. This increase is due principally to the hiring of additional personnel and increases in salaries resulting from the transition from seven locations and 21 screens at the beginning of 1996 to 16 locations and 60 screens at the beginning of 1997. As a percentage of total revenues, however, general and administrative expenses decreased to 5.5% for the first quarter of 1977 from 9.4% for the first quarter of 1996. This decrease is primarily due to the Company's internal controls and management information system which allowed the Company to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     Depreciation and Amortization. Depreciation and amortization expense in the first quarter of 1997 increased 1084.7% to $425,011 from $35,874 in the first quarter of 1996. This increase was primarily a result of the acquisition of the nine theaters acquired in 1996, which significantly increased the Company's depreciable and amortizable assets.

     Interest Expense. Interest expense increased 514.8% in the first quarter of 1997 to $311,473 from $50,661 in the first quarter of 1996. This increase was attributable to the significant increase in the Company's total debt during 1996, which was primarily incurred in connection with the Company's acquisitions in that year.

     Net Income. Net income in the first quarter of 1997 increased to $46,115 from a net loss of $10,589 in the first quarter of 1996. This increase in net income is attributable primarily to the additional screens operated by the Company in 1997 as a result of its acquisitions in 1996, improved theater level operating margins and an increase in general and administrative expenses which was less, on a percentage basis, than the growth in total revenues.

     YEARS ENDED DECEMBER 31, 1996 AND 1995

     Total Revenues. Total revenues for 1996 increased 249.5% to $8,197,974 from $2,345,697 in 1995. This increase in total revenues was primarily a result of an increase in attendance of 249.2% to 1,101,251 attendees from 315,406 attendees in 1996 and 1995, respectively. The increase in attendance occurred principally because of the addition of 39 screens during 1996 and the first full year of operation of the 13 screens added during 1995. Average ticket prices for the Company's theaters remained relatively constant during 1995 and 1996. Total concession sales increased 235.5% in 1996 to $1,861,155 from $554,671 in 1995 principally for the same reasons.

     Film Rental & Booking Fees. Film rental and booking fees increased 266.9% for 1996 to $3,022,377 from $823,791 for 1995. As a percentage of box office receipts, film rental and booking fees increased to 48.8% from 46.8% for the years ended December 31, 1996 and 1995, respectively. This increase is primarily attributable to the Company's acquisition of the six theaters acquired in May and July of 1996 (film rental and booking fees as a percentage of box office receipts are generally higher during the summer months than most of the rest of the year).

     Cost of Concession Sales. Cost of concession sales for 1996 increased 181.6% to $279,549 from $99,261 for 1995. As a percentage of concession revenues, the cost of concession sales decreased to 15.0% from 17.9% for the years ended December 31, 1996 and 1995, respectively. The Company's gross margin on concession revenues improved in 1996 when compared to 1995 as a result of obtaining volume discounts.


     Other Theater Operating Expenses. Other theater operating expenses increased 205.8% to $3,297,825 for 1996 from $1,078,370 for 1995 primarily due to the Company's acquisitions during 1996. As a percentage of total revenues, other theater operating expenses decreased to 40.2% from 46.0% for the years ended December 31, 1996 and 1995, respectively. This reduction was due to the Company's careful management of its theater labor and fringe benefit costs and the lower average per-theater fixed costs, such as occupancy costs, taxes and common area maintenance costs, of the theaters acquired in 1996 as compared to the Company's other theaters. As a percentage of box office receipts, theater labor and fringe benefit costs decreased to 20.9% from 23.2% for the years ended December 31, 1996 and 1995, respectively.

     Total Theater Operating Expenses. Total theater operating expenses for 1996 increased 229.8% to $6,599,751 from $2,001,422 for 1995. As a percentage of total revenues, total theater operating expenses decreased to 80.5% from 85.3% for the years ended December 31, 1996 and 1995, respectively.

     Theater Level Operating Income. Theater level operating income for 1996 increased 364.2% to $1,598,223 from $344,275 for 1995. As a percentage of total revenues, theater level operating income increased to 19.5% from 14.7% for the years ended December 31, 1996 and 1995, respectively. This increase in the Company's theater level operating income margin was primarily due to certain improvements in operating efficiency and the lower average occupancy costs per-theater of the theaters acquired in 1996 as compared to the Company's other theaters.

     General and Administrative Expenses. General and administrative expenses for 1996 increased 57.2% to $589,822 from $375,262 for 1995. This increase is due principally to the hiring of additional personnel and increases in salaries resulting from the transition from seven locations and 21 screens at the beginning of 1996 to 16 locations and 60 screens by the end of 1996. As a percentage of total revenues, however, general and administrative expenses decreased to 7.2% from 16.0% for the years ended December 31, 1996 and 1995, respectively. This decrease is primarily due to the Company's internal controls and management information system which allowed the Company to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     Depreciation and Amortization. Depreciation and amortization expense for 1996 increased 586.5% to $684,007 from $99,632 for 1995. This increase was primarily a result of the acquisition of the nine theaters acquired in 1996, which significantly increased the Company's depreciable and amortizable assets.

     Interest Expense. Interest expense for 1996 increased 583.0% to $549,007 from $80,377 for 1995. The increase was primarily attributable to the significant increase in the Company's total debt during 1996, which was primarily incurred to finance the Company's acquisitions during that year.

     Net Loss. Net loss for 1996 increased 6.5% to $224,613 from a net loss of $210,996 for 1995. The increase in net loss was primarily due to the Company's acquisitions during 1996 that resulted in a significant increase in depreciation and amortization expense, which is a non-cash expense, and a large increase in interest expense, which is a cash expense.


LIQUIDITY AND CAPITAL RESOURCES

     The Company derives substantially all of its revenues from box office receipts and concession sales and, therefore, benefits from the fact that it has, in effect, no accounts receivable and minimal inventory requirements. On the other hand, the Company's most significant operating expenses, film rental and booking fees, are typically paid to distributors 30 to 45 days following the receipt of the applicable cash ticket payments. In addition, most of the rest of the Company's operating expenses, such as theater payroll and theater rent, are paid bi-weekly or monthly, respectively. The period between the receipt of cash from operations and use of that cash to pay the related expenses provides certain operating capital to the Company.

     Since the Company is in an industry which is capital intensive, substantially all of its assets are non-current. The Company's primary current asset is cash, while inventories are relatively insignificant throughout the fiscal year. The Company had negative working capital of $1,632,485 at March 31, 1997, $1,873,086 at December 31, 1996 and $378,531 at December 31, 1995,
respectively. The increase in negative working capital is primarily attributable to the increase in the current portion of long-term debt.

     The Company has financed its day-to-day operations principally from the cash flow generated by its operating activities. Such cash flow totaled $1,154,409 in 1996, as compared to $118,820 in 1995. The difference between the Company's net income and its cash flow from operating activities are principally due to the Company's depreciation and amortization expenses of $684,007 in 1996 and $99,632 in 1995, which are non-cash expenses, and an increase in accounts payable. The Company's cash flow generated by its operating activities was a negative $77,092 and a positive $780,455 in the first quarters of 1996 and 1997, respectively. The difference between the Company's net income and its cash flow from operating activities in the first quarters of 1997 and 1996 is primarily due to the Company's depreciation and amortization expenses of $425,011 and $35,874 in the first quarters of 1997 and 1996, respectively, which are non-cash expenses, and an increase in accounts payable.

     The Company's capital requirements have arisen principally in connection with theater acquisitions, the renovation of existing theaters, the development of new theaters and the addition of screens to an existing theater. Such capital expenditures have been financed principally with bank borrowings, seller-provided financing, equity financing and internally-generated cash. Capital expenditures, exclusive of theater acquisitions, totaled approximately $852,000 in 1996 and $631,000 in 1995. During 1996, the Company funded its capital expenditures, including theater acquisitions, through approximately $4.3 million of bank borrowings, $5.0 million of seller-provided financing, $2.5 million of gross proceeds from the sale of shares of Class A Preferred Stock and $2.0 million from the issuance of shares of Common Stock to the seller of a theater. In January, 1997, the Company retired $4.4 million of that seller-provided financing with additional bank borrowings and $100,000 in cash.

     The Company seeks to lease theaters rather than purchase properties for development due to the significantly lower capital requirements for leasing and because it believes that its potential return on investment when leasing a theater is higher than its potential return on investment if it owns that theater and the underlying real estate.

     The Company anticipates that its capital expenditures, including for acquisitions, in 1997 will be approximately $25.0 million. The Company believes that its capital needs for the acquisition, renovation and development of theaters for the next 12 to 18 months will be met by means of an expansion of its current credit facility, from internally-generated cash flow and from the net proceeds from the Offering.

QUARTERLY RESULTS AND SEASONALITY

     Historically, the most successful films have been released during the summer and Thanksgiving through year-end holiday season. Consequently, motion picture exhibitors generally have had proportionately higher revenues during such periods, although the seasonality of motion picture exhibition revenue has become less pronounced in recent years as studios have begun to release major motion pictures more evenly throughout the year. The Company believes that its regular exhibition of art films has contributed to a moderation in the seasonality of its own revenues as compared to the seasonality of the revenues of some of its competitors. Nevertheless, the Company's revenues and income in any particular quarter will be substantially the result of the commercial success of the particular films being exhibited during such quarter.

EFFECT OF INFLATION

     Inflation has not had a significant impact on the Company's operations to date.

                                    BUSINESS

GENERAL

     Clearview is a regional motion picture exhibitor that owns and operates in-town multiplex theaters primarily located in affluent suburban communities in the New York/New Jersey metropolitan area. The Company's theaters offer a mix of first-run commercial, art and family-oriented films designed to appeal primarily to sophisticated moviegoers and families with younger children. Since its inception in December, 1994, the Company has grown from four to 16 theaters and from eight to 60 screens. From 1995 to 1996, the Company's revenues have increased from $2.3 million to $8.2 million and theater level operating income has increased from $344,000 to $1.6 million.

     The Company's strategy is to grow primarily through the acquisition or development of in-town multiplex theaters. The Company seeks locations in the retail centers of suburban communities that have the characteristics of the Company's target audiences. The Company intends to build upon its concentration of existing theaters and to extend into retail centers in suitable communities throughout the Middle Atlantic and New England states. The Company also will be opportunistic when evaluating theaters and locations in communities that meet many, but not necessarily all, of the Company's criteria. The Company intends to grow by acquiring theaters, adding screens to its existing theaters and developing theaters in locations not previously used for motion picture exhibition.

     The theatrical exhibition industry is fragmented. Although the fifty largest theater circuits owned approximately 76% of the screens operating at May 1, 1995, there are a substantial number of small independent exhibitors with four or fewer theaters. The large circuits that are growing most rapidly appear to have begun to concentrate on building new mega-multiplex theaters, rather than buying established theaters. The Company believes that, in the Middle Atlantic and New England states, in-town theaters serve audiences that prefer these theaters to the larger out-of-town multiplex theaters. The Company also believes that in-town theaters can offer movie selections more attuned to their local markets, better customer service and more convenience when compared to the out-of-town multiplexes. Primarily for these reasons, the Company thinks that the acquisition of in-town theaters can be attractive, and the Company believes that there are a large number of potential acquisition candidates. The Company seeks to identify targets that will complement its existing theaters or provide entry into new markets.

     The Company seeks to improve the operating margins of the theaters it acquires by controlling theater level costs through centralized management, by increased efficiencies in concession purchasing and through film selection that is sensitive to the local community's tastes. The Company intends to acquire or develop clusters of theaters that will increase its flexibility by permitting the sharing of theater managers and skilled and hourly wage personnel. Clearview believes that its management information system and internal controls gives its senior management timely access to comprehensive operating data, allows the local theater managers to focus on day-to-day operations, and enables the Company to expand its theater operations without incurring proportionate increases in general and administrative expenses.

     The Company seeks theaters that will be the sole or dominant exhibitors in their geographic film licensing zones. A geographic film licensing zone or 'film zone' is a geographic area, recognized by film distributors, that generally has a three to five mile radius in metropolitan and suburban markets, in which a film is licensed for exhibition at only one theater in that film zone. Currently, 75% of the Company's exhibitors are the sole exhibitors in their film zones.

     Clearview's theaters are community-oriented and place a strong emphasis on patron satisfaction and customer service. The theaters provide clean and comfortable environments at convenient in-town locations and offer opportune movie show times, courtesy telephones for local calls and a large variety of specialty concession items. The Company's theaters are characterized by custom interiors and decor designed to enhance the movie-going experience. In addition, the Company provides party and special event facilities for community residents and regularly participates in community fundraising and charity functions to maintain patron loyalty.

INDUSTRY OVERVIEW

     Theatrical exhibition is the primary initial distribution channel for new motion pictures. The Company believes that the success of most films produced in the United States during their domestic theatrical exhibition remains the best indicator of their overall success. Other forms of delivery systems, such as cable television, direct satellite delivery, video cassettes and pay-per-view television, do not appear to have adversely affected the level of theater admissions in the United States or the number of films released for theatrical exhibition in the United States. This is evidenced by the relatively stable theater attendance numbers and the increase in the number of films released for theatrical exhibition in recent years. The Company believes that the proliferation of distribution channels and the growth of the overseas markets for films produced in the United States have, in fact, raised the potential revenues that successful U.S. films can generate. Thus, the Company also believes that the film industry will continue to increase the number of films available for theatrical exhibition which will permit the U.S.-based theater industry to continue to expand.

     The National Association of Theater Owners ('NATO') estimates that there were approximately 360 theatrical motion picture exhibitors in the United States at the end of 1995. Of these, 235 operated four or fewer theaters. In the five-year period 1991 to 1995, the average ticket price for publicly-traded exhibitors has increased approximately 6%; compared to the U.S. Consumer Price Index, which has increased by approximately 12%. During the same period, admission revenues for these exhibitors increased from approximately $1.37 billion to approximately $2.32 billion.

     The multiplex theater was introduced to the moviegoing public in the 1960's and multiplexing is now considered the industry standard. The advantages of a multiplex theatrical format include the following: (i) the ability to play a range of movies to fit the various tastes of the moviegoing public; (ii) the ability to accommodate the expected size of the audience for a particular movie;
(iii) the ability to run a popular movie for a longer period of time and to exhibit newer films immediately upon their release; and (iv) the ability to show a single film in two auditoriums simultaneously, thereby effectively increasing the viewing capacity for a popular film.

BUSINESS PLAN

     GROWTH STRATEGY

     The Company intends to acquire or develop primarily in-town, four to eight screen, multiplex theaters in affluent suburban communities in the New York/New Jersey metropolitan area in retail centers that are the focus of community life or are being revitalized. The Company also plans to expand its operations into other Middle Atlantic and New England states.

     o Selectively Acquire Theaters

     The Company believes that one of its strengths is its ability to successfully identify available theaters in appropriate locations. A significant number of theaters in the types of communities in which Clearview would want to locate are closely-held operations that often do not have sufficient capital to expand or renovate or are not managed as efficiently as possible. In addition, because many of the major movie theater circuits are focused on acquiring or developing mega-multiplex theaters, the Company believes that it can offer an attractive 'exit strategy' for small independent operators. The Company has also identified certain larger motion picture circuits with theaters that may be suitable for acquisition.

     o Add Screens to Existing Theaters

     The Company plans to add screens to existing theaters when the Company believes that this will increase revenues and cash flow. By adding screens, the Company is able to offer a larger selection of films that can attract more patrons. Dividing an auditorium into two or more smaller auditoriums, thus, can create additional revenue with only a marginal increase in expenses.

     o Develop New Theaters

     The Company believes that it can successfully identify locations in suitable communities that can be developed into theaters. Opportunities have been presented by real estate developers who wish to enhance their properties with the presence of a movie theater, which opportunities often would require limited direct investment by the Company. In addition, Clearview has been approached by the governments or community development agencies of towns in the New York/New Jersey metropolitan area that are interested in revitalizing parts of their communities and believe that a movie theater can provide impetus to such redevelopment.

     OPERATING STRATEGY

     The Company believes that there are several aspects of its operating strategy that help to differentiate it from other exhibitors.

     o Theater Facilities/Environment

     Clearview's theaters are located in towns and communities rather than in shopping malls or on highways. Each of the Company's theaters is located on a major street in its town and is easily accessible. They are generally surrounded by upscale stores and restaurants and parking is typically available at each location. An important aspect of Clearview's operating strategy is to provide a clean, comfortable and visually appealing environment, which usually includes silk flower arrangements, chandeliers and a decorative fireplace. When Clearview acquires a theater it typically refurbishes the existing seats and retrofits them with cup holders. In addition, Clearview will generally redecorate the lobby, upgrade the concession stand and provide a courtesy phone so that patrons can make local telephone calls. The concession stand at each theater offers high-margin snack and food items, such as fruit juices, bottled water, ice cream, cappuccino and Swiss chocolates, as well as soft drinks, popcorn and an assortment of candy items.

     o Film Selection

     The Company believes that its mix of films is unique among the larger motion picture circuits. By concurrently showing first-run commercial, art and family-oriented films, Clearview seeks to appeal to three main groups: families with younger children (10 years of age and younger), baby boomers generally and older moviegoers in affluent suburban communities. Because Clearview regularly plays art films in most of its theaters throughout the year, it has been able to establish good relationships with the distributors of those types of films. These relationships, in turn, have resulted in increased flexibility concerning the movement of prints, length of run and film rent. Clearview is sensitive to the tastes of its audience in each community and adjusts its mix of films accordingly.

     o Customer Satisfaction

     Customer satisfaction is one of Clearview's highest priorities. Clearview believes that its theaters are perceived as good neighbors and it encourages community involvement through regular participation in community fundraising and charity functions. Most of the Company's theaters accommodate birthday parties and other special events. Typically, food and beverages are provided by the theater at such events. As a service-oriented business where cleanliness, upkeep, safety and interaction with the general public are integral to success, Clearview believes that it is vital that its employees be dedicated and energetic. The Company mandates an extensive set of procedures to keep its theaters clean and to ensure proper film presentation. Adherence to employee dress and appearance codes and to specific rules of behavior is also required of all its theater employees.

     o Centralized Decision Making

     The Company has developed sophisticated internal controls and installed a computerized management information system of the type used by some of the largest movie circuits to control and account for all aspects of their day-to-day operations. Clearview believes that its internal controls and management information system enable it to expand the number of locations and screens in its circuit without a proportionate increase in general and administrative expenses. The Company can closely track and manage theater and concession revenues. The management information system has on-line capabilities to collect information concerning box office receipts, ticketing, concession sales, inventory control and booking.

     o Operating Efficiencies

     The Company seeks to acquire or develop theaters in communities that are close to the communities where the Company's existing theaters are located. This enables theaters to share skilled personnel and for the appropriate district manager to coordinate the theaters' activities. In addition, the Company has begun experimenting with advertising theaters in communities that are close to each other under a single 'umbrella' to increase awareness and occupancy levels. Adding screens at theaters that the Company acquires will enable it to offer a diverse selection of films, serve patrons from common support facilities, and stagger movie showing times to increase attendance and improve the utilization of seating capacity.

ACQUISITION HISTORY

     Since its initial acquisition in December, 1994, Clearview has completed four transactions. From December 31, 1994 to December 31, 1996, the number of Clearview theaters increased from four to 16 and the number of Clearview screens increased from eight to 60. A summary of Clearview's acquisitions is set forth in the following table.

                    DATE OF                                                                    NO. OF SCREENS
            ACQUISITION/DEVELOPMENT                COMMUNITY              COUNTY, STATE      CURRENT    PLANNED
------------------------------------------------   -------------------    ---------------    -------    -------
December 21, 1994                                  Bernardsville          Somerset, NJ           3          3
December 21, 1994                                  Chester                Morris, NJ             2          6
December 21, 1994                                  Madison                Morris, NJ             4          4
December 21, 1994                                  Manasquan              Monmouth, NJ           1          1
September 8, 1995                                  Baldwin                Nassau, NY             2          2
September 8, 1995                                  New Hyde Park          Nassau, NY             2          2
September 8, 1995                                  Port Washington        Nassau, NY             7          7
May 29, 1996                                       Clifton                Passiac, NJ            6          6
May 29, 1996                                       Emerson                Bergen, NJ             4          4
May 29, 1996                                       New City               Rockland, NY           6          6
May 29, 1996                                       Washington Township    Bergen, NJ             3          3
July 18, 1996                                      Bedford                Westchester, NY        2          2
July 18, 1996                                      Mount Kisco            Westchester, NY        5          5
December 13, 1996                                  Bergenfield            Bergen, NJ             5          5
December 13, 1996                                  Closter                Bergen, NJ             4          4
December 13, 1996                                  Tenafly                Bergen, NJ             4          4
June, 1997                                         Summit                 Union, NJ              0          5**
July, 1997                                         Brooklyn               Kings, NY              0          4*
November, 1997                                     Bayonne                Hudson, NJ             0         10**
                                                                                                --         --
                                                                          Totals                60         83

------------------
 * Company has signed a lease.
** Currently under development.

FILM LICENSING

     The Company licenses films from distributors on a film-by-film and theater-by-theater basis. Prior to negotiating for film licenses, senior management of Clearview, working with three outside film buyers, evaluates the prospects for upcoming films using many factors, including cast, director, plot, performance of similar films, estimated film rental costs and expected Motion Picture Association of America rating. Senior management makes the final determination regarding which films to license. Clearview's success when licensing particular films depends in large part upon its knowledge of trends and the historical film preferences of the residents in the markets served by its theaters, as well as on the availability of motion pictures that the Company believes will be successful in those markets.

     Films are licensed from film distributors owned by the major film production companies and from independent film distributors that generally distribute films for smaller production companies for exhibition at particular theaters in a film zone. Film distributors typically recognize geographic film licensing zones with radii of three to five miles in metropolitan and suburban markets, depending primarily on population density. Of Clearview's current theaters, 75% are the sole exhibitors in their film zones, permitting the Company to choose which films it wishes to exhibit at these theaters.

     In film zones where Clearview is the sole exhibitor, film licenses are generally obtained by Clearview selecting a film from among those offered and negotiating directly with its distributor. In film zones where there are multiple exhibitors, a distributor will either require the exhibitors in the film zone to bid for a film or will allocate films among the exhibitors in the film zone. When films are licensed under the allocation process, a distributor will choose which exhibitor is to be offered a movie and then that exhibitor will have to negotiate film rental terms directly with that distributor. Over the past several years, distributors have almost exclusively used the allocation process rather than the bidding process to license their films in the New York/New Jersey metropolitan area. When films are licensed through a bidding process, exhibitors compete for licenses based upon the film rental fees to be paid. The Company currently does not bid for films in any of its film zones, although it may be required to do so in the future.

     Clearview predominantly licenses 'first run' films. If the Company believes that a film has substantial remaining potential following its first run, it may license that film for a 'second run.' Second runs enable Clearview to exhibit a variety of films during periods in which there are few new releases and to offer its target audience an opportunity to see a film that did not fit into Clearview's first run schedule. Film distributors establish second run availability on a national or market-by-market basis after a film's release from first run theaters and generally permit each theater within a market to exhibit that film.

     Film licenses typically specify rental fees based on the higher of a gross box office receipts formula or theater admissions revenue formula. In addition, if a distributor deems a film to be extremely promising, exhibitors may be required to pay non-refundable guarantees of film rental fees or to make refundable advance payments of film rental fees or both in order to obtain a license for that film. Under a gross box office receipts formula, the distributor receives a specified percentage of box office receipts from the licensed film, with the percentage declining over the term of the film run. First run commercial and family-oriented film rental fees typically begin at approximately 70% to 50% of box office receipts for the licensed film (depending on the type of film and its distributor) and gradually decline, over a period of four to seven weeks, to as low as 30% of box office receipts. First run art film rental fees and second run commercial and family-oriented film rental fees typically begin at 35% of box office receipts for the licensed film and often decline to 30% of box office receipts after the first week. Under a theater admissions revenue formula (commonly known as a '90/10' clause), the distributor receives a specified percentage (i.e., 90%) of the excess of box office receipts for a given film over a negotiated allowance for theater overhead expenses. Although generally not specifically contemplated by the provisions of film licenses, the terms of film licenses often are adjusted or renegotiated subsequent to the initial releases of films.

     The Company's business is dependent upon the availability of marketable first run commercial, family-oriented and art motion pictures and its relationships with distributors. Many distributors provide first run movies to the motion picture exhibition industry; however, distribution has been historically dominated by a limited number of distributors (Warner Brothers, Paramount, 20th Century Fox, Universal, Disney/Touchstone,

MGM/UA and Columbia/Tri-Star) which, since 1989, have typically accounted for well over 75% of domestic admission revenues and virtually every one of the top 25 grossing films in a given year. No single major distributor dominates the market. Disruption in the production of motion pictures by the major studios and/or independent producers, poor commercial success of motion pictures or poor relationships with distributors could have a material adverse effect upon the Company's business and results of operations.

     The Company licenses films from each of the major distributors and believes that its relationships with these distributors are good. The Company also licenses films from independent film distributors on a consistent basis. Because these distributors often have difficulty licensing films at theaters that are well-maintained and technologically up-to-date, these distributors have cooperated with the Company when it seeks to move prints, modify the length of a film's run or change a film's rent. From year to year, the admissions revenues of the Company attributable to individual distributors will vary depending upon the films they distribute. Set forth below are the top fifteen distributors for the Company for 1995 and 1996, ranked by the number of films shown.

                     DISTRIBUTORS RANKED BY NUMBER OF FILMS

                           1995                                                       1996
----------------------------------------------------------   -------------------------------------------------------
NAME                                           # OF FILMS    NAME                                        # OF FILMS
--------------------------------------------   -----------   -----------------------------------------   -----------

Buena Vista                                         23       Buena Vista                                      31
Warner Brothers                                     19       Sony                                             22
20th Century Fox                                    14       Warner Brothers                                  21
Miramax                                             13       Miramax                                          20
Sony                                                13       Paramount                                        17
Paramount                                           12       20th Century Fox                                 16
MCA/Universal                                       11       MCA/Universal                                    15
MGM/UA                                               9       MGM/UA                                           13
New Line                                             6       New Line                                          9
Gramercy                                             4       Gramercy                                          6
Savoy                                                4       Fine Line                                         4
Fine Line                                            3       Orion                                             4
Columbia                                             1       Samuel Goldwyn                                    4
Samuel Goldwyn                                       1       Sony Classic                                      4
Triumph                                              1       October                                           3

     One of the three film buyers with whom the Company works is employed by Cineplex Odeon. Some of the Company's theaters, excluding any theaters for which that buyer helps acquire films, compete with theaters owned by Cineplex Odeon. The Company believes that, to date, this arrangement has been beneficial.

COMPETITION

     The motion picture exhibition industry is highly competitive, particularly with respect to licensing films, attracting patrons and acquiring or developing theaters. The Company's theaters compete with theaters operated by national and regional circuits and by smaller independent exhibitors. The Company believes that the principal competitive factors with respect to film licensing include licensing terms, the seating capacity, location and reputation of an exhibitor's theaters, the quality of projection and sound equipment at an exhibitor's theaters and an exhibitor's ability and willingness to promote films. Competition for patrons is dependent upon factors such as the availability of popular films, the location of theaters, the comfort and quality of theaters and ticket prices. The Company believes that it competes favorably with respect to each of these factors.

     There were approximately 360 domestic motion picture exhibitors at the end of 1995. Motion picture exhibitors vary substantially in size, from small independent operators of single screen theaters to large national chains of multi-screen theaters. Many of the Company's larger competitors have been in existence significantly longer than the Company and may be better established in the markets where the Company's theaters are or may, in the future, be located. Certain of the Company's larger competitors have sought to increase the number of theaters and screens in operation in particular markets. Such increases may cause those markets or portions thereof to become overscreened, which could negatively impact the earnings of the Company's theaters, if any, in those markets.


     The Company analyzes the level of competition in a geographic area prior to and in the early stages of the negotiation of any development or acquisition of a theater. This analysis is crucial as many of the Company's potential theater locations are primarily in well-established communities that have previously experienced the building of the large out-of town multiplexes and the addition of screens to in-town theaters.

     The Company's theaters also face competition from a number of other motion picture delivery systems, such as cable television, direct satellite delivery, video cassettes and pay-per-view television. The impact of such delivery systems on the motion picture exhibition industry is difficult to determine precisely, and there can be no assurances that existing or future delivery systems will not have an adverse impact on attendance at movie theaters. The Company believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio-visual quality as a shared experience in a public forum and that alternative delivery systems do not provide an experience comparable to the out-of-home entertainment experience of attending a movie in a theater. The Company believes that movie theaters also face competition from other forms of outside-the-home entertainment that compete for the public's leisure time and disposable income. Clearview believes that movie exhibition is priced competitively relative to other out-of-home entertainment options, such as music concerts, sporting events and live theater.

EMPLOYEES

     As of April 30, 1997, the Company had 300 employees, of which seven worked at the corporate headquarters, 38 are theater managers and projectionists and 255 are hourly employees. Clearview employs one primary manager and one or more relief managers at each of its theaters. In most of its theaters, each shift (which is five to six hours) has a manager and a projectionist or a single manager/projectionist. Generally, the theater manager serves as the projectionist if the applicable theater has four or fewer screens. In the larger theaters there are separate managers and projectionists. In addition, each of the Company's four district managers, who is also a manager of a theater in his district, has certain supervisory obligations. The Company has entered into an agreement with the International Alliance of Theatrical Stage Employees union that provides for a skilled projectionist for every shift at a substantial number of its theaters. The Company believes that its relationship with such union is good.

REGULATORY ENVIRONMENT

     The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The Company has never been a party to any of such cases or the resulting decrees, but its licensing operations are subject to those decrees. The consent decrees resulting from such cases bind certain major motion picture distributors and require the films of those distributors to be offered and licensed to exhibitors, including the Company, on a theater-by-theater basis. Consequently, exhibitors, such as the Company, cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film and theater-by-theater basis.


     The Federal Americans With Disabilities Act (the 'Disabilities Act') prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodations in January, 1992 and as to employment in July, 1992. The Company will have new theaters constructed to be accessible to the disabled and believes that it is otherwise in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with any future regulations relating to accommodating the needs of the disabled, and the Company does not currently anticipate that such compliance will require the Company to expend substantial funds.

     The Company's theater operations are also subject to federal, state and local laws governing such matters as wages and working conditions, health and sanitation requirements and licensing. A significant portion of the Company's employees are paid just above the federal minimum wage and, accordingly, already adopted and further increases in that minimum wage could increase the Company's labor costs.

     In connection with the construction, renovation and operation of its theaters, the Company and its contractors and landlords are required to obtain proper building and operating permits and to comply with the other requirements of local zoning and other laws and regulations. The Company does not anticipate that compliance with such laws and regulations will have a material adverse effect on its business.

PROPERTIES

     The Company leases or sub-leases all of its theaters other than the two theaters in Tenafly and Bergenfield, New Jersey, which are owned by the Company. The three theaters in Nassau County are being operated under agreements under which the Company has the right beginning in September, 1997 to acquire the underlying leaseholds and related theater equipment upon paying the optionor an amount to be calculated based on the operating cash flow of the theaters. The option will expire in September, 2000 if not exercised, and the three theaters would then be returned to the optionor.

     When a theater is developed for Clearview or Clearview acquires a theater from a landlord, the term of the relevant lease, including all renewal options, is usually about forty years. If a lease is acquired from an exhibitor, typically the lease is assigned to Clearview and still has a substantial term. Most of Clearview's current leases have terms, including all renewal options, of at least twenty years and provide for periodic rent increases.

     The Company's corporate office is located in approximately 2,000 square feet of space in Madison, New Jersey, and is subject to a lease agreement, the term of which expires on February 28, 1998.

LEGAL PROCEEDINGS

     From time to time the Company is involved in routine litigation in the ordinary course of its business. Currently, the Company does not have pending any litigation that would have a material adverse effect upon the Company.

                            MANAGEMENT AND DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

     Under the Company's current Certificate of Incorporation and By-laws, members of the Board of Directors serve one-year terms and are elected by the holders of the Common Stock and Class A Preferred Stock voting as a single class. Under the New Certificate and New By-laws, the members of the Board of Directors will be divided into two groups, one group to be elected by the holders of the Common Stock (the 'Common Directors') and the other group to be elected by the holders of the Class A Preferred Stock (the 'Preferred Directors'). Furthermore, under those documents, the Common Directors will be divided into three classes, with the classes as nearly equal in the number of directors as possible, while the Preferred Directors will not. At each annual meeting of stockholders, Common Directors will be elected for three-year terms to succeed the Common Directors of the class whose terms are expiring, while Preferred Directors will be elected for one-year terms. See 'Description of Capital Stock.'

     Set forth below is certain information as of March 31, 1997 concerning the Company's directors and executive officers.

NAME                             AGE   POSITION
------------------------------   ---   -------------------------------------------------------
A. Dale Mayo                     55    Chairman of the Board, President, Chief Executive
                                       Officer, Director
Paul Kay                         57    Vice President -- Operations
Sueanne Hall Mayo                50    Vice President -- Management Information Systems,
                                       Secretary, Director
Joan M. Romine                   45    Treasurer, Chief Financial Officer
Wayne L. Clevenger               53    Director
Robert Davidoff                  70    Director
Brett E. Marks                   35    Director
Denis Newman                     66    Director

     A. DALE MAYO has been the Chairman of the Board, President and Chief Executive Officer and a director of the Company since its incorporation. He was the president of Clearview Cinema Corp.(1) from 1987 to 1993. Mr. Mayo is a member of the Foundation of Motion Picture Pioneers and the Motion Picture Club. He is married to Sueanne Hall Mayo. Mr. Mayo will be a Class __ Common Director, with a term expiring in _____________, after the Offering.

     PAUL KAY has been the Vice President-Operations of the Company since its incorporation. He was the vice president and general manager of Clearview Cinema Corp.(1) from 1987 to 1993.

     SUEANNE HALL MAYO has been the Vice President-Management Information Systems and Secretary of the Company since 1997 and a director since its incorporation. She joined the Company upon its incorporation as its Vice President-Finance and Treasurer. She was the treasurer of Clearview Cinema Corp. from 1987 to 1993.(1) Ms. Mayo is married to A. Dale Mayo. Ms. Mayo will be a Class __ Common Director, with a term expiring in __________, after the Offering.

     JOAN M. ROMINE has been the Treasurer and Chief Financial Officer of the Company since 1997. Prior to joining the Company in 1996 as its Controller, she was the controller of Magic Cinemas, L.L.C. from 1995 through 1996 and controller, treasurer and secretary of Hanita Cutting Tools, Inc., a U.S. subsidiary of an international metal working company, from 1988 through 1995.

------------------
(1) Clearview Cinema Corp. was formed in 1987 by Mr. Mayo and two other persons to operate one theater and it acquired an additional three theaters over the next several years. It was sold in 1993, after Mr. Mayo and his then-partners were unable to agree on its future, with Mr. Mayo retaining the rights to the Clearview name and trademark and one of those theaters.

     WAYNE L. CLEVENGER has been a director of the Company since 1996. He has been a managing director of MidMark Advisors, Inc., the general partner of MidMark Equity Partners, L.P., since 1994 and a managing director of MidMark Associates, Inc., the general partner of MidMark Capital, L.P., since 1994. Mr. Clevenger was a managing director of MidMark Management, Inc., a private investing management company, from 1989 through 1994. He also serves on the board of directors of Exide Electronics Group, Inc. Mr. Clevenger will be a Preferred Director after the Offering.

     ROBERT DAVIDOFF has been a director of the Company since 1994. He is a managing director of Carl Marks & Co., Inc. and the general partner of CMNY Capital II, L.P. Mr. Davidoff also serves on the boards of directors of Marisa Christina, Inc., Rex Stores, Inc., Hubco Exploration, Inc., SIDARI Corp., Consco Enterprises, Inc. and Paging Partners Corp. Mr. Davidoff will be a Class __ Common Director, with a term expiring in ______________, after the Offering.

     BRETT E. MARKS has been a director of the Company since its incorporation and was its Vice President-- Development from such date to 1997. He has been the executive vice president of First New York, a mid-sized realty brokerage firm specializing in commercial leasing and investment sales, from _______________ to the present, and the president of Marks Capital Management, a real estate management company, from 1989 to the present. Mr. Marks will be a Class __ Common Director, with a term expiring in _______, after the Offering.

     DENIS NEWMAN has been a director of the Company since 1996. He has been a managing director of MidMark Advisors, Inc., the general partner of MidMark

Equity Partners, L.P., since 1994; a managing director of MidMark Associates, Inc., the general partner of MidMark Capital, L.P., since 1994; and a managing director of MidMark Management, Inc. since 1989. Mr. Newman also serves on the board of directors of First Brands Corporation. Mr. Newman will be a Preferred Director after the Offering.

DIRECTOR COMPENSATION

     The Company does not currently compensate its directors or reimburse them, as such, for their expenses incurred in connection with attendance at Board of Directors' meetings and has no current plans to change this policy after consummation of the Offering.

THE BOARD OF DIRECTORS

     The Board of Directors currently has six members. The Board of Directors has no committees at the present time. Prior to the consummation of the Offering, an audit committee will be created.

EXECUTIVE COMPENSATION

     The following table set forth information concerning the compensation of the Company's Chairman of the Board, President and Chief Executive Officer who was the only executive officer of the Company whose annual salary and bonus exceeded $100,000 during 1996.

        SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 1996

                                           ANNUAL COMPENSATION
                                       ----------------------------
NAME                                   SALARY ($)         BONUS ($)
------------------------------------   ----------         ---------
A. Dale Mayo                            $ 99,167(1)        $37,371(1)

------------------
(1) Since May 29, 1996, Mr. Mayo's compensation has been calculated pursuant to the Employment Agreement (as described below). Prior to that date, Mr. Mayo's annual compensation was equal to 2% of the first $5,000,000 in gross revenues of the Company plus 1% of gross revenues in excess of $5,000,000.

1997 INCENTIVE PLAN

     The Clearview Cinema Group, Inc. 1997 Stock Incentive Plan (the '1997 Incentive Plan') is intended to assist the Company in attracting and retaining highly competent key employees and consultants and to act as an incentive for such individuals to achieve long-term Company objectives. The 1997 Incentive

Plan will be administered by the Board of Directors.

     The 1997 Incentive Plan provides for awards of up to 500,000 shares of Common Stock. The number of shares available for issuance under the 1997 Incentive Plan will be subject to adjustment for changes in Clearview's capital structure or upon the occurrence of certain significant corporate events such as mergers. All key employees and consultants of the Company or any of its subsidiaries will be eligible to participate, including officers who are also directors of the Company. No participant can receive awards under the 1997 Incentive Plan in any calendar year in respect of more than 150,000 shares of Common Stock.

     The 1997 Incentive Plan has no fixed expiration date. The Board of Directors will establish expiration and exercise dates for awards under the 1997 Incentive Plan on an award-by-award basis. However, for the purpose of awarding incentive stock options ('incentive stock options') under Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), the 1997 Incentive Plan will expire ten years from its effective date. In addition, certain provisions of the 1997 Incentive Plan relating to 'performance-based' compensation under
Section 162(m) of the Code will expire five years from that effective date.

     The Board of Directors may grant incentive stock options, options that do not qualify as incentive stock options ('non-qualified stock options') or a combination thereof. The terms and conditions of any stock options granted, including the quantity, price, waiting periods and other conditions on exercise, will be determined by the Board of Directors. The exercise price for each stock option will be determined by the Board of Directors in its discretion; provided, that the exercise price per share for each stock option will be at least equal to the fair market value of one share of Common Stock on the date when that stock option is granted.

     Stock appreciation rights ('SARs') and limited SARs may be granted by the Board of Directors either separately from or in tandem with non-qualified stock options or incentive stock options. A SAR entitles its holder to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of Common Stock on its exercise date over the SAR exercise price, times
(ii) the number of shares of Common Stock with respect to which the SAR is exercised. Upon exercise of a SAR, payment will be made in cash, shares of Common Stock or a combination thereof, as determined by the Board of Directors.

     The Board of Directors may also award shares of Common Stock subject to restrictions specified by the Board of Directors in its discretion ('Restricted Shares'). Restricted Shares are subject to forfeiture if their holder does not meet certain conditions such as continued employment over a specified forfeiture period (the 'Forfeiture Period') and/or the attainment of specified performance targets over the Forfeiture Period. Any performance targets will be determined by the Board of Directors and may, but need not, include specified levels of one or more of operating income, earnings per share, return on investment, return on stockholders' equity or earnings before interest, taxes, depreciation and amortization.

     The Board of Directors may grant performance awards upon such terms and conditions as the Board of Directors deems appropriate. A performance award would entitle its recipient to receive a payment from the Company, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of Common Stock or a combination thereof, as determined by the Board of Directors. Any award periods will be established at the discretion of the Board of Directors. The performance targets will also be determined by the Board of Directors and may, but need not, include specified levels of one or more of operating income, earnings per share, return on investment, return on stockholders' equity or earnings before interest, taxes, depreciation and amortization. When circumstances occur which cause predetermined performance targets to be an inappropriate measure of achievement, the Board of Directors, in its discretion, may adjust the performance targets.

     In the event of a Change in Control (as defined in the 1997 Incentive
Plan), all stock options and SARs will immediately become exercisable, the restrictions on all Restricted Shares will immediately lapse and all performance awards will immediately become payable.

EMPLOYMENT AGREEMENT

     Pursuant to an Employment Agreement by and between the Company and Mr. Mayo dated May 29, 1996 (the 'Employment Agreement'), Mr. Mayo agreed to serve as Chairman of the Board, President and Chief Executive Officer of the Company. As compensation, Mr. Mayo is to receive an annual base salary of not less than $120,000, plus an annual bonus equal to one percent of the Company's gross revenues in excess of $7,000,000; provided, however, that such total compensation may not exceed $750,000 in any one year. The initial term of the Employment Agreement expires on May 29, 2003. Thereafter, the term of the Employment Agreement will be automatically extended for successive one-year periods ending on May 29, unless terminated by either party upon at least six months' advance notice. The Employment Agreement also provides that, for a period of three years after its termination, Mr. Mayo may not, directly or indirectly, engage, have a financial interest in or become interested in any other businesses similar to or in competition with the Company within a fifty-mile radius of any theater owned or operated by the Company as of the date of that termination.

                              CERTAIN TRANSACTIONS

     Pursuant to a Contribution and Exchange Agreement dated December 21, 1994, the Company issued to A. Dale Mayo ('Mayo') and Brett E. Marks ('Marks') 687,500 and 250,000 shares of Common Stock, respectively, in exchange for (i) all of the outstanding shares of capital stock of Clearview Theater Group, Inc., CCC Madison Triple Cinema Corp., CCC Chester Twin Cinema Corporation and CCC Manasquan Cinema Corporation (collectively, the 'Subsidiaries') and (ii) certain promissory notes of certain Subsidiaries with an aggregate principal amount of $250,000. The principal assets of the Subsidiaries were the leases for the movie theaters in Bernardsville, Chester, Madison and Manasquan, New Jersey and the related leasehold improvements and equipment. Concurrently with that contribution, pursuant to an Investment and Stockholders Agreement dated December 21, 1994, the Company sold 312,500 shares of Common Stock to CMNY for an aggregate purchase price of $500,000 in cash.

     Mayo had formed CCC Chester Twin Cinema Corporation in August, 1993 to be the lessee of the Chester Twin Theater. In September, 1993, as part of the consideration in the sale of Clearview Cinema Corp., Mayo acquired the capital stock of Clearview Theater Group, Inc. The terms of the sale were negotiated at arm's length between the owners of Clearview Cinema Corp. and the purchaser. In February, 1994, Mayo sold to Marks 49% of the capital stock of CCC Madison Triple Cinema Corp. and of CCC Chester Twin Cinema Corporation for $10,000 and $5,000, respectively. Simultaneously, Marks loaned CCC Madison Triple Cinema Corp. $125,000 and received a promissory note in exchange. In May, 1994, Mayo formed CCC Manasquan Cinema Corporation to be the lessee of the Algonquin Theater in Manasquan, New Jersey.

     No third party was retained by Clearview, Mayo, Marks or CMNY to value the interests being exchanged by Mayo and Marks or to determine the relationship between those values and the purchase price paid by CMNY for its shares of Common Stock. The valuation to be placed on those interests and that relationship was determined by the arm's length negotiations between Mayo and Marks and the representatives of CMNY. Under the Investment and Stockholders Agreement, CMNY has the right to sell its shares of Common Stock to the Company for a 30-day period commencing in 2002 at a price based upon a formula and if CMNY does not exercise that right the Company has the right to purchase those shares of Common Stock from CMNY for the 90-day period commencing after the expiration of that 30-day period at a price based upon the same formula. As set forth in that agreement, those rights terminate upon the occurrence of certain events. CMNY and Clearview have agreed to terminate those rights in connection with the Offering. See 'The Concurrent Transactions.'

     As of __________, 1997, Marks and the Company entered into a consulting and confidentiality agreement pursuant to which Marks as a consultant will assist the Company in the identification of possible locations for the development of theaters and of theaters that are potential acquisition candidates and provide other services as requested by the Company. Marks is also an executive vice president of First New York. To the extent, if any, that Marks identifies any person who is interested in leasing a site to Clearview in his capacity as an employee of First New York and Clearview determines to lease that site, First New York may be entitled to a commission from that person and Marks would then be entitled to a commission from First New York. In connection with the Company's proposed acquisition of a theater in Brooklyn, New York, First New York and Marks will be entitled to commissions of $66,000 and $22,000, respectively. In order to formalize the relationships among the parties,

First New York, Marks and Clearview have entered into an agreement dated as of _________, 1997. In that agreement, First New York has acknowledged that Marks, as a consultant to Clearview, will be engaged in activities that might, under other circumstances, result in commissions being earned by First New York and Marks, but that it will be within Clearview's sole discretion to determine whether any such activity will result in commissions being payable to them.


     Robert G. Davidoff ('Davidoff'), a director of the Company, is the general partner of CMNY and a managing director of CMCO, Inc. ('CMCO'). On August 31, 1995, CMNY, CMCO and Davidoff each purchased from the Company 8% Notes with the principal amounts of $300,000, $50,000 and $50,000, respectively. Each of these 8% Notes matures on August 31, 1997, which term is to be amended in connection with the Put/Call Termination to October 31, 1997. In connection with the sale of these 8% Notes, the Company issued each purchaser two A/B Warrants to purchase in the aggregate 93,750 shares, 15,625 shares and 15,625 shares of Common Stock, respectively. See 'Description of Capital Stock--Warrants.'

     On October 11, 1995, Davidoff and CMCO each purchased an additional 8% Note with a principal amount of $50,000 each. Each of these 8% Notes matures on October 11, 1997, which term is to beamended in connection with the Put/Call Termination to October 31, 1997. In connection with the purchase of these 8% Notes, the Company issued each purchaser two A/B Warrants to purchase in the aggregate 15,625 shares and 15,625 shares of Common Stock, respectively. See 'Description of Capital Stock--Warrants.'

     On December 13, 1996, Davidoff and CMCO each purchased an additional 8% Note with a principal amount of $300,000 each. Each of these 8% Notes matures on December 13, 1998. In connection with the sale of these 8% Notes, the Company issued each purchaser two A/B Warrants to purchase in the aggregate 46,875 shares and 46,875 shares of Common Stock, respectively. See 'Description of Capital Stock--Warrants'

     If the Company does not pay the 8% Notes that are due on August 31, 1997 and October 31, 1997 (or, after their amendment, October 31, 1997), the Company will extend the term of those 8% Notes an additional five years. If that occurs, the Company must issue to each holder of one of those 8% Notes a warrant with terms substantially similar to the A/B Warrants. Each of those holders would receive warrants exercisable for the number of shares of Common Stock set forth below:

                                                                AUGUST 31, 1995 8% NOTES    OCTOBER 11, 1995 8% NOTES
                                                                ------------------------    -------------------------
CMNY                                                                     93,750                           --
CMCO                                                                     15,625                       15,625
Davidoff                                                                 15,625                       15,625

     If the Company pays the 8% Notes that are due on December 13, 1998 by December 13, 1997, then one of the A/B Warrants owned by each of Davidoff and CMCO exercisable for 23,437.50 shares of Common Stock each will terminate. If the Company does not pay those 8% Notes on December 13, 1998 and, instead extends their maturity, the Company will have a similar obligation to issue new warrants to Davidoff and CMCO exercisable for 46,875 shares of Common Stock each.

     The Company intends to pay all of the 8% Notes in 1997 from borrowings under the New Credit Facility.


     The terms of the 8% Notes and the A/B Warrants were negotiated at arm's length by representatives of CMNY, CMCO, Davidoff and the Company.

     Wayne L. Clevenger and Denis Newman, each of whom is a director of the Company, are managing directors of MidMark Associates, Inc., which is the general partner of MidMark. MidMark has acquired from the Company a total of 779 shares of Class A Preferred Stock and two Class A Warrants to purchase a total of 588,750 shares of Common Stock. See 'Description of Capital Stock --Preferred Stock--Class A Preferred Stock' and '--Warrants--Class A Warrants.' Pursuant to the two Preferred Stock and Warrant Purchase Agreements under which MidMark acquired its shares of Class A Preferred Stock and Class A Warrants, MidMark has the right exercisable on or after June 1, 2001 to sell to the Company all of those shares or the shares of Common Stock into which they have been converted at a purchase price determined in accordance with a formula that is based on the Company's gross revenues or six times the Company's combined income for its theater operations (excluding general and administrative expenses, interest and taxes, but including depreciation and amortization). In connection with the Offering, MidMark has agreed to terminate this right. See 'The

Concurrent Transactions' and 'Shares Eligible for Future Sale.' If the Company issues additional warrants in connection with the extension of the maturity of any 8% Notes, the Company would be obligated under the agreements with MidMark to issue additional shares of Class A Preferred Stock and Class A Warrants for no additional payment.

     Pursuant to a Management Consulting Agreement by and between MidMark Associates, Inc. ('MidMark Associates') and the Company dated ___________, 1997 (the 'Consulting Agreement'), MidMark Associates will provide the Company with business and organizational strategy and financial and investment management advice for a fee equal to $60,000 per year. The Consulting Agreement terminates on ___________, _____________ unless renewed.

     Pursuant to an agreement by and among the Company, Roxbury Cinema, Inc. (which owns the Cinema Ten Succasunna Theater), F&N Cinema, Inc. (which owns the Parsipanny Twelve Theater), and John Nelson, Seth Ferman and Pamela Ferman, the Company purchased a right of first refusal from each of those persons for $200,000 with respect to those two theaters. The right must be exercised, if at all, within a short period after any of the above persons delivers to Clearview a notice of his, her or its desire to transfer any rights in these theaters. The right of first refusal will expire on May 29, 1999 if not previously exercised.

     In accordance with the agreement pursuant to which Clearview consummated the acquisition of four theaters in May, 1996, Mr. Nelson, Mr. Ferman and Ms. Ferman entered into a Non-Competition Agreement with the Company, in which they agreed not to, directly or indirectly, (i) engage or become interested in the operation of any movie theater within a seven and one-half mile radius of any of those theaters or (ii) disclose to anyone, or use in competition with the Company, any information with respect to any confidential or secret aspect of the operations of those theaters.

                             PRINCIPAL STOCKHOLDERS

     The following table (including the notes thereto) sets forth certain information as of _________________, 1997 regarding the beneficial ownership of the Common Stock after giving effect to the Concurrent Transactions and the redemption of certain Provident Warrants and as adjusted to reflect the sale of the shares of Common Stock being offered hereby by: (i) each person (or group of affiliated persons) known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all of the Company's directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                        SHARES OF COMMON        SHARES OF COMMON
                                       STOCK BENEFICIALLY      STOCK BENEFICIALLY
                                        OWNED BEFORE THE        OWNED AFTER THE
                                            OFFERING                OFFERING
                                      --------------------    --------------------
NAME AND ADDRESS(1)                    NUMBER      PERCENT     NUMBER      PERCENT
---------------------------------     ---------    -------    ---------    -------
A. Dale Mayo(2)                       1,422,500      47.88
MidMark Capital, L.P.(3)              1,098,750      36.98
CMNY Capital II, L.P.(4)                450,000      15.15
John Nelson(2)(5)                       216,875       7.30
Wayne L. Clevenger(3)(6)              1,098,750      36.98
Robert Davidoff(4)(7)                   450,000      15.15
Brett E. Marks(2)(8)                    245,000       8.25
Denis Newman(3)(6)                    1,098,750      36.98
Paul Kay(2)                              20,000          *
Sueanne Hall Mayo(9)                          0          0
All directors and executive
  officers as a group                 2,971,250     100.00

------------------
 * Less than 1%

(1) The address of each person set forth above is 7 Waverly Place, Madison, New Jersey except as otherwise noted.

(2) Mr. Mayo owns directly 662,500 shares of Common Stock. The other 760,000 shares are owned by other stockholders of the Company, including Brett Marks, John Nelson and Paul Kay, subject to voting trust agreements for which Mr. Mayo is the trustee. Under those agreements, Mr. Mayo has the right to exercise all voting rights with respect to those shares for a period of twenty years or until they are sold in a public offering under the Securities Act or in accordance with Rule 144 under the Securities Act.


(3) The address for MidMark Capital, L.P. and Messrs. Clevenger and Newman is c/o MidMark Management, Inc., 466 Southern Boulevard, Chatham, New Jersey. MidMark Capital, L.P. beneficially owns its 1,098,750 shares of Common Stock by means of its ownership of 779 shares of Class A Preferred Stock, which represent all of the outstanding shares of Class A Preferred Stock, and 125,000 shares of Common Stock.

(4) The address for CMNY Capital II, L.P. and Mr. Davidoff is c/o Carl Marks & Co., Inc., 135 East 57th Street, New York, New York.

(5) The address for Mr. Nelson is c/o Roxbury Cinemas, Inc., Route 10, Succasunna, New Jersey.

(6) Mr. Clevenger and Mr. Newman indirectly own shares of Common Stock by virtue of their positions as managing directors of MidMark Associates, Inc., the general partner of MidMark Capital, L.P.

(7) Mr. Davidoff owns        of these shares indirectly by virtue of his
    position as a managing director of CMCO and the general partner of CMNY.

(8) The address for Mr. Marks is c/o First New York Realty Co. Inc., 310 Madison Avenue, New York, New York.

(9) Ms. Mayo disclaims beneficial ownership of the shares owned by Mr. Mayo.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a description of the material provisions of the New Certificate, the New By-laws, the A/B Warrants, the Provident Warrants and the Class A Warrants but does not purport to be complete. Copies of the New Certificate, the New By-laws, the A/B Warrants, the Provident Warrants and the Class A Warrants have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Immediately prior to the consummation of the Offering, the authorized capital stock of the Company will consist of 10,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the holders of the Common Stock and, except for the election of directors, the Class A Preferred Stock and do not have cumulative voting rights. Holders of shares of Common Stock are entitled to receive dividends, if any, as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of outstanding shares of Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock offered in the Offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Class A Preferred Stock or any other series of Preferred Stock the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof, subject to the rights of the holders of the Class A Preferred Stock discussed below. The rights, preferences, privileges and powers of each series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock and could adversely affect the rights and powers, including voting rights, of holders of shares of Common Stock. The existence of authorized and undesignated shares of Preferred Stock may also have a depressive effect on the market price of the Common Stock. In addition, the issuance of any shares of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company by a third party. Upon consummation of the Offering, no shares of Preferred Stock other than the Class A Preferred Stock will be outstanding, and the Company has no current intention to issue any additional shares of Preferred Stock.

     CLASS A PREFERRED STOCK

     The holders of the Class A Preferred Stock are entitled to receive preferential dividends, when and as declared by the Board of Directors, in a per share amount equal to the product of the dividend payable per share of Common Stock and the number of shares of Common Stock into which a share of Class A Preferred Stock is then convertible. So long as any shares of Class A Preferred Stock are outstanding, unless all dividends on the Class A Preferred Stock have been paid, no dividend or other distribution may be paid or made on the Common Stock or any other capital stock of the Company ranking junior as to dividends to the Class A Preferred Stock and no such capital stock may be acquired by the Company, other than by means of any distributions or exchanges of capital stock of the Company ranking junior to the Class A Preferred Stock.

     In the event of any sale of all or substantially all of the assets of the Company or any liquidation, dissolution or winding up of the Company, the holders of the Class A Preferred Stock will be entitled to receive an amount per share equal to the Liquidation Value (as defined below) plus all declared but unpaid dividends per share on the Class A Preferred Stock, prior to any distribution to holders of the Common Stock or any other capital stock of the Company ranking junior upon liquidation or dissolution to the Class A Preferred Stock. Liquidation Value is equal to $2,558.85 per share, subject to adjustment upon any changes in the Class A Preferred Stock by means of dividends of shares of Class A Preferred Stock or subdivisions or combinations of the Class A Preferred Stock.

     Generally, the holders of the Class A Preferred Stock will vote with the holders of the Common Stock on all matters submitted to a vote of the stockholders of the Company other than the election of members of the Board of Directors. The holders of the Class A Preferred Stock will vote separately as a class for two Preferred Directors so long as the outstanding shares of Class A Preferred Stock represent more than ___% of the combined voting power of the outstanding capital stock of the Company or for one Preferred Director so long as the outstanding shares of Class A Preferred Stock represent at least ___% and no less than ___% of the combined voting power of the outstanding capital stock of the Company. The holders of the Class A Preferred Stock will vote separately as a class with respect to any proposed amendment to the New Certificate that would affect their rights as such holders adversely and with respect to any proposed issuance of capital stock of the Company ranking senior to the Class A Preferred Stock as to dividends or upon liquidation or dissolution. The holders of the Class A Preferred Stock will also vote separately as a class with respect to any proposed issuance of capital stock of the Company (other than Common Stock) ranking pari passu or junior to the Class A Preferred Stock as to dividends or upon liquidation or dissolution so long as the outstanding shares of Class A Preferred Stock represent more than ___% of the combined voting power of the outstanding capital stock of the Company.

     The shares of Class A Preferred Stock are convertible at any time at the option of the holders thereof into shares of Common Stock at a conversion ratio of 1250 as of the consummation of the Offering which is equal to the Liquidation Value divided by the Conversion Price of $2.047 as of the consummation of the Offering. Upon the occurrence of any Qualifying Liquidity Event, the shares of Class A Preferred Stock will automatically convert into shares of Common Stock. A Qualifying Liquidity Event includes a bona fide unconditional offer to purchase those shares at a price equal to the product of the conversion ratio and four times the then-current Conversion Price from the Company, a third party or an underwriter or the ability to sell the shares of Common Stock into which such shares of Class A Preferred Stock are convertible on the open market so long as certain trading price and liquidity conditions are met. The Conversion Price is subject to adjustment if the Company pays a dividend in shares of the Common Stock, subdivides or combines the Common Stock, reclassifies the Common Stock or issues or is deemed to have issued shares of Common Stock for a consideration per share less than the then-current Conversion Price.

WARRANTS

     The Company has outstanding the following warrants to acquire shares of Common Stock.

                                                                            SECURITIES ISSUABLE    NUMBER ISSUABLE

TITLE OR SERIES                       EXPIRATION DATE     EXERCISE PRICE       UPON EXERCISE        UPON EXERCISE
----------------------------------   ------------------   ---------------   --------------------   ---------------
A/B Warrant.......................   August 31, 2000        $1.60/share         Common Stock            62,500
A/B Warrant.......................   August 31, 2001        $1.60/share         Common Stock            62,500
A/B Warrant.......................   October 11, 2000       $1.60/share         Common Stock            15,625
A/B Warrant.......................   October 11, 2001       $1.60/share         Common Stock            15,625
A/B Warrant.......................   December 13, 2001      $3.20/share         Common Stock            46,875
A/B Warrant.......................   December 13, 2002      $3.20/share         Common Stock            46,875
Provident Warrants................   May 29, 2003           $.01/share          Common Stock            91,250
Provident Warrants................   December 13, 2003      $.01/share          Common Stock           105,000
Class A Warrants..................   June 1, 2006           $.01/share          Common Stock           588,750

     A/B WARRANTS

     All of the A/B Warrants are currently exercisable through their respective expiration dates except for two A/B Warrants issued on December 13, 1996 which will be cancelled if the Company pays the 8% Notes issued on that day in full no later than December 13, 1997. The exercise price of the A/B Warrants and the number of shares of Common Stock issuable upon exercise of the A/B Warrants are subject to adjustment for subdivisions of the outstanding shares of Common Stock or dividends in stock on the outstanding shares of Common Stock.

     PROVIDENT WARRANTS

     Three Provident Warrants were issued to Provident pursuant to a Warrant Agreement, dated May 29, 1996, as amended on December 13, 1996. Two of the three Provident Warrants expire on May 29, 2003, and the third Provident Warrant expires on December 13, 2003.

     The holder of any Provident Warrant has the right to sell that Provident Warrant to the Company at any time after the earliest of (a) April 30, 1999, (b) the consummation of an underwritten public offering of Common Stock, (c) an event of default under the credit agreement with Provident, (d) the Company's prepayment in full of the loans under that credit agreement, or (e) the consummation of certain capital transactions (as defined in the Warrant Agreement). The Company has the right to buy the Provident Warrants at any time on or after the first anniversary of the first day that the 'put' described above becomes exercisable. Upon the exercise of either of these rights, the purchase price will be based on the difference between a value for the Company's common equity determined pursuant to a formula and $2.047 per share of Common Stock. That value is to be calculated as the greatest of (i) a value based on the Company's operating income, (ii) the value derived from the transaction which gives rise to the right to be paid for the Provident Warrants, and (iii) the value determined by an independent investment bank as the fair market value of the Common Stock.

     The number of shares of Common Stock for which the Provident Warrants are exercisable are subject to adjustment in the event of subdivisions or combinations of the Common Stock, the issuance of shares of Common Stock as a dividend, the sale of shares of Common Stock, any options, rights or warrants to subscribe for or purchase shares of Common Stock or any other security or instrument directly or indirectly convertible into or exchangeable for shares of Common Stock at a price or an implied price less than $2.047 per share, and certain capital reorganizations, reclassifications, mergers and consolidations.

     CLASS A WARRANTS

     The Class A Warrants are not exercisable until June 1, 2001 unless, prior to that date, the Company sells all or substantially all of its assets, liquidates, dissolves or winds up or merges or consolidates with another corporation in a transaction immediately after which persons who held voting securities of the Company having more than 50% of the combined voting power of the outstanding voting securities of the Company do not hold voting securities of the surviving corporation having more than 50% of the combined voting power of the outstanding voting securities of the surviving corporation or a majority of the outstanding shares of Common Stock are acquired by a single person or group of affiliated persons. The number of shares of Common Stock for which the Class A Warrants are exercisable will be subject to reduction if any of the events described in the preceding sentence occur or if there is an underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act or if the Common Stock is listed on a national securities exchange or registered as a class under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and the Fair Market Value (as defined below) of the Common Stock is greater than the Floor Price (at the time of the closing of the Offering this will be equal to $5.46 per share). Fair Market Value for purposes of any of such transactions is equal to the consideration paid or payable to the holders of the Common Stock assuming the exercise of all warrants to purchase shares of Common Stock and the conversion of all securities convertible into shares of Common Stock (other than the Class A Warrants). Fair Market Value for purposes of a public offering or any listing or registration of the Common Stock is based on the average closing prices or last bid prices for the Common Stock for any 120-day trading period following the closing of such offering or listing or registration, so long as the closing price or bid price on each day in that period exceeds the Floor Price. The reduction in the number of shares of Common Stock purchasable upon exercise of the Class A Warrants is based upon a formula and, if the Fair Market Value is high enough, could result in the Class A Warrants not being exercisable for any shares. The Floor Price and the number of shares of Common Stock that the Class A Warrants are exercisable for are also subject to adjustment for subdivisions or combinations of the Common Stock, the issuance of shares of Common Stock as a dividend and certain capital reorganizations and reclassifications, mergers and consolidations.

PROVISIONS OF THE NEW CERTIFICATE AND THE NEW BY-LAWS

     The New Certificate and the New By-laws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential 'anti-takeover' effect insofar as such provisions may delay, defer or prevent a change of control of the Company, including, but not limited, to the following provisions:

     The New By-laws contain certain notification requirements relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings. Such requirements provide that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the appropriate meeting. To be timely, notice relating to an annual meeting must be given not less than 60, nor more than 90, days in advance of such meeting; provided, that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the prior annual meeting, written notice must be given no later than the fifth day after the first public disclosure of the date of the meeting. The New By-laws provide that special meetings of stockholders may be called only by certain officers of the Company or the Board of Directors.

     The New Certificate contains certain provisions permitted under the Delaware General Corporation Law (the 'DCL') regarding the liability of directors. These provisions eliminate the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director other than for any breach of that director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit or for an unlawful payment of dividends or redemption of stock. Those provisions do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. The New Certificate further provides that the Company will indemnify its directors and officers, and may indemnify any authorized representative of the Company, to the fullest extent permitted by the DCL. The Company believes that such provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

     The New By-laws provide that the number of directors constituting the entire Board of Directors will be established by the Board of Directors except as otherwise provided in the New Certificate, but will consist of not less than three Common Directors. Common Directors may be removed by the holders of the Common Stock only for cause and new Common Directors may be elected simultaneously with such removal. The New By-laws further provide that any amendment of the New By-laws to permit the removal of Common Directors without cause by the holders of the Common Stock will not apply to any incumbent director for the balance of his or her term.

     The New Certificate provides that the Common Directors will be divided into three classes serving staggered three-year terms. Each class will consist, as nearly as possible, of one-third of the whole number of Common Directors. The classification of the Common Directors and the separate voting for the Preferred Directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least three annual meetings of stockholders will generally be required to effect a change in a majority of the Board of Directors.

     The New By-laws may be amended by a majority of the Board of Directors, subject to the right of the stockholders to amend the New By-laws by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock and Class A Preferred Stock voting as a single class. The New Certificate may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Preferred Stock voting as a single class, except that the affirmative vote of the holders of at least two-thirds of such shares is required to amend certain provisions, including the provisions establishing a classified board.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is
______________________.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, ________ shares of Common Stock will be outstanding (_______ shares if the over-allotment option is exercised in full). Of these shares, the _________ shares of Common Stock sold in the Offering (___________ shares if the over-allotment option is exercised in full) will be freely tradeable under the Securities Act, except that any shares of Common Stock purchased by affiliates of the Company ('Affiliates'), as that term is defined in Rule 144 under the Securities Act ('Rule 144'), may generally be sold only in compliance with the limitations of Rule 144 described below. The remaining 1,872,500 shares of Common Stock (the 'Restricted Shares') held by existing stockholders were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and may be restricted securities within the meaning of Rule 144.

     In general, under Rule 144 as currently in effect, beginning after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her Restricted Shares for at least one year from the date those Restricted Shares were acquired from the Company or an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed certain volume restrictions; provided, that certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed from the date any Restricted Shares were acquired from the Company or an Affiliate, a stockholder that is not an Affiliate at the time of sale and has not been an Affiliate for at least three months prior to the sale is entitled to sell those shares without compliance with the above-referenced requirements of Rule 144. An Affiliate must comply with the volume restrictions and the other requirements referred to above whenever that Affiliate sells any securities of the Company.

     Following consummation of the Offering, the Company intends to register on Form S-8 under the Securities Act 500,000 shares of Common Stock reserved for issuance under the 1997 Incentive Plan. Shares registered on Form S-8 will be available for resale in the open market subject to the limitations applicable to Affiliates as provided in Rule 144.

     The Company and its existing stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, without the prior written consent of the Representative, for a period of one year from the date of this Prospectus. The Representative may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to such restrictions therefrom. See 'Underwriting.'

     Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that future sales of shares of Common Stock, including Restricted Shares, or the availability of shares of Common Stock, including Restricted Shares, for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of a substantial number of Restricted Shares in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

     Under a registration rights agreement to be entered into as of the consummation of the Offering, Mayo, CMNY and MidMark will each have the right to have the Company prepare and file two registrations statements for him or it at any time after the first anniversary of the consummation of the Offering, subject to certain conditions. In addition those stockholders and the other stockholders who are parties to that agreement will have unlimited piggyback registration rights so long as they are not eligible to sell shares of Common Stock in accordance with Rule 144(k) and subject to customary 'cutback' provisions. The agreement contains typical provisions relating to the expenses of any such registrations and the rights to indemnification among the parties and the Company.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the 'Underwriting Agreement'), the Underwriters named below, acting through Prime Charter Ltd. as the Representative, have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, an aggregate of __ shares of Common Stock. The Underwriting Agreement provides that the Underwriters' obligations to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of the shares of Common Stock if any shares are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                                                                         NUMBER OF
UNDERWRITER                                                                                               SHARES
------------------------------------------------------------------------------------------------------   ---------

Prime Charter Ltd.....................................................................................


                                                                                                         ---------
     Total............................................................................................
                                                                                                         ---------
                                                                                                         ---------

     The Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the offering price set forth on the front cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $________ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $____________ per share to certain other dealers. After the Offering, the public offering price, concession and reallowance may be changed by the Underwriters.

     The Company has agreed to pay to the Representative on behalf of the Underwriters a non-accountable expense allowance equal to 2 1/2% of the gross proceeds of the Offering, $100,000 of which has been paid by the Company to cover some of the underwriting costs and due diligence expenses related to the Offering.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to ____________ additional shares of Common Stock at the initial public offering price, less underwriting discounts and a pro-rata portion of the non-accountable expense allowance. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the shares of Common Stock offered hereby. To the extent that this option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the percentage of shares of Common Stock it was originally obligated to purchase pursuant to the Underwriting Agreement.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     At the request of the Company, the Underwriters have reserved up to _________ shares of Common Stock for sale at the initial offering price to certain directors, officers, employees and agents of the Company and its subsidiaries. The number of shares of Common Stock available to the general public will be reduced to the extent that those persons purchase reserved shares. Any reserved shares that are not so purchased by those persons at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

     The Company has agreed to sell to the Representative or its designees, for nominal consideration, the Underwriter Warrants to purchase an aggregate of ________ shares of Common Stock. The shares of Common Stock subject to the Underwriter Warrants will be in all respects identical to the shares of Common Stock offered to the public hereby. The Underwriter Warrants will be exercisable for a four-year period commencing one year after the effective date of the

Registration Statement of which this Prospectus forms a part at a per share exercise price equal to 120% of the initial offering price. During the period beginning one year from the effective date of the Registration Statement and ending five years after such effective date, the Company has agreed at its expense to register under the Securities Act the shares of Common Stock issued or issuable upon exercise of the Underwriter Warrants and, for the period beginning one year from the effective date of the Registration Statement and ending seven years after such effective date, to include such shares of Common Stock in any appropriate registration statement which is filed by the Company. The Underwriter Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares that may be purchased upon the occurrence of certain events. The Underwriter Warrants may be exercised by paying the exercise price in cash, through the surrender of shares of Common Stock, through a reduction in the number of shares covered thereby, or by using a combination of such methods.

     The Company and its existing stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, without the prior written consent of the Representative, for a period of one year from the date of this Prospectus. See 'Shares Eligible for Future Sale.'

     Application will be made to list the Common Stock on                      .

     Prior to the Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation between the Company and the Representative. In determining that price, consideration will be given to various factors, including market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market for securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurances, however, that the initial public offering price will correspond to the price at which the Common Stock will trade in the public market subsequent to the Offering or that an active trading market for the Common Stock will develop and continue after the Offering.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain other legal matters relating to the Offering will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, the combined statements of income of Nelson Ferman Theaters at Emerson, New City, Allwood and Washington Township for the periods ended May 29, 1996 and December 31, 1995, and the combined statements of income of Magic Cinemas at Bergenfield, Tenafly and Closter for the periods ended December 13, 1996 and December 31, 1995 included in this Prospectus have been so included in reliance on the reports of Wiss & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act and the rules and regulations promulgated thereunder covering the shares of Common Stock offered hereby. For the purposes hereof, the term 'Registration Statement' means that original Registration Statement, any and all amendments thereto and the schedules and exhibits to such original Registration Statement or any such amendment. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement for further information with respect to the Company and the shares of Common Stock offered hereby. Each statement contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a more complete description of the matter involved. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. The Commission also maintains a web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     As a result of the Offering, the Company will be subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to the requirements of the Exchange Act by filing periodic reports and other information with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

  Independent Auditors' Report.............................................................................    F-2

  Consolidated Balance Sheets at December 31, 1996 and (unaudited) March 31, 1997..........................    F-3

  Consolidated Statements of Operations for the years ended December 31, 1995 and 1996 and the (unaudited)
     three months ended March 31, 1996 and 1997............................................................    F-4

  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995 and 1996
     and the (unaudited) three months ended March 31, 1997.................................................    F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the (unaudited)
     three months ended March 31, 1996 and 1997............................................................    F-6

  Notes to Consolidated Financial Statements...............................................................    F-7

NELSON FERMAN THEATERS AT EMERSON, NEW CITY, ALLWOOD AND WASHINGTON TOWNSHIP

  Independent Auditors' Report.............................................................................   F-15

  Combined Statements of Income for the year ended December 31, 1995 and the period ended May 29, 1996.....   F-16

  Notes to Combined Statements of Income...................................................................   F-17

MAGIC CINEMAS AT BERGENFIELD, TENAFLY AND CLOSTER

  Independent Auditors' Report.............................................................................   F-18

  Combined Statements of Income for the year ended December 31, 1995 and the period ended December 13,
     1996..................................................................................................   F-19

  Notes to Combined Statements of Income...................................................................   F-20

     The stock split described in Note 8 had not been effected at the date of this report. When it has been consummated, we would be in a position to render the following report:

                          INDEPENDENT AUDITORS' REPORT


'Board of Directors
Clearview Cinema Group, Inc.

     We have audited the consolidated balance sheet of Clearview Cinema Group, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clearview Cinema Group, Inc. and subsidiaries at December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
February 10, 1997 (except as to Note 8
for which the date is           1997)'

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,     MARCH 31,
                                                                                          1996           1997
                                                                                      ------------    -----------
                                                                                                      (UNAUDITED)
                                      ASSETS
CURRENT ASSETS:
  Cash.............................................................................   $    751,345    $ 1,431,782
  Inventories......................................................................         45,102         47,624
  Other current assets.............................................................         34,866        161,007
                                                                                      ------------    -----------
     Total current assets..........................................................        831,313      1,640,413
                                                                                      ------------    -----------
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION..............................     12,253,217     12,284,621
                                                                                      ------------    -----------
OTHER ASSETS:
  Intangible assets, less accumulated amortization.................................      2,711,518      2,673,355
  Project acquisition costs........................................................        434,326        414,602
  Escrow deposits..................................................................        294,529        294,529
  Deferred offering costs..........................................................             --         65,179
  Security deposits and other assets...............................................         76,641         86,716
                                                                                      ------------    -----------
                                                                                         3,517,014      3,534,381
                                                                                      ------------    -----------
                                                                                      $ 16,601,544    $17,459,415
                                                                                      ------------    -----------
                                                                                      ------------    -----------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.............................................   $    977,897    $ 1,098,329
  Current maturities of subordinated notes payable, related parties................        500,000        500,000
  Accounts payable and accrued expenses............................................      1,226,502      1,674,569
                                                                                      ------------    -----------
     Total current liabilities.....................................................      2,704,399      3,272,898
                                                                                      ------------    -----------
LONG-TERM LIABILITIES:
  Long-term debt, less current maturities..........................................      7,985,340      8,228,597
  Subordinated notes payable, less current maturities:
     Related parties...............................................................        600,000        600,000
     Other.........................................................................        600,000        600,000
                                                                                      ------------    -----------
                                                                                         9,185,340      9,428,597
                                                                                      ------------    -----------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK AT REDEMPTION PRICE.....................................      2,132,294      2,780,703

                                                                                      ------------    -----------
REDEEMABLE COMMON STOCK AT REDEMPTION PRICE........................................        393,305        393,305
                                                                                      ------------    -----------
STOCKHOLDERS' EQUITY:
  Undesignated Preferred Stock:
     Authorized 2,498,697 shares, issued and outstanding--none.....................             --             --
  Class A Preferred Stock, par value $.01, authorized 1,303 shares; outstanding 779
     shares........................................................................              8              8
  Common Stock, par value $.01, authorized 10,000,000 shares; outstanding 1,735,000
     shares........................................................................         17,350         17,350
  Additional paid-in capital.......................................................      5,248,931      5,248,931
  Accumulated deficit..............................................................       (554,484)      (508,369)
  Less: Redemption price of redeemable stock.......................................     (2,525,599)    (3,174,008)
                                                                                      ------------    -----------
     Total stockholders' equity....................................................      2,186,206      1,583,912
                                                                                      ------------    -----------
                                                                                      $ 16,601,544    $17,459,415
                                                                                      ------------    -----------
                                                                                      ------------    -----------

See the accompanying Notes to Consolidated Financial Statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            MARCH 31,
                                                            ------------------------    ------------------------
                                                               1995          1996          1996          1997
                                                            ----------    ----------    ----------    ----------
                                                                                              (UNAUDITED)
THEATER REVENUES:
  Box office.............................................   $1,759,131    $6,195,399    $  781,073    $2,712,210
  Concession.............................................      554,671     1,861,155       226,425       743,986
  Other..................................................       31,895       141,420         5,505        49,739
                                                            ----------    ----------    ----------    ----------
                                                             2,345,697     8,197,974     1,013,003     3,505,935
                                                            ----------    ----------    ----------    ----------
THEATER OPERATING EXPENSES:
  Film rental and booking fees...........................      823,791     3,022,377       345,411     1,196,126
  Cost of concession sales...............................       99,261       279,549        33,097       108,605
  Other theater operating expenses.......................    1,078,370     3,297,825       463,024     1,226,799
                                                            ----------    ----------    ----------    ----------
                                                             2,001,422     6,599,751       841,532     2,531,530
                                                            ----------    ----------    ----------    ----------
THEATER OPERATING INCOME BEFORE GENERAL AND
  ADMINISTRATIVE AND OTHER EXPENSES......................      344,275     1,598,223       171,471       974,405

GENERAL AND ADMINISTRATIVE EXPENSES......................      375,262       589,822        95,525       191,806
                                                            ----------    ----------    ----------    ----------
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
  AMORTIZATION...........................................      (30,987)    1,008,401        75,946       782,599
                                                            ----------    ----------    ----------    ----------
OTHER EXPENSES:
  Depreciation and amortization..........................       99,632       684,007        35,874       425,011
  Interest...............................................       80,377       549,007        50,661       311,473
                                                            ----------    ----------    ----------    ----------
                                                               180,009     1,233,014        86,535       736,484
                                                            ----------    ----------    ----------    ----------
NET INCOME (LOSS)........................................   $ (210,996)   $ (224,613)   $  (10,589)   $   46,115
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------
AVERAGE WEIGHTED COMMON SHARES AND EQUIVALENTS
  OUTSTANDING............................................    1,735,000     1,735,000     1,735,000     3,743,750
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------
NET INCOME (LOSS) PER COMMON SHARE.......................   $    (0.12)   $    (0.13)   $    (0.01)   $     0.01
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------


See the accompanying Notes to Consolidated Financial Statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                              PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                                             -----------------    --------------------     PAID-IN      ACCUMULATED
                                             SHARES    AMOUNT      SHARES      AMOUNT      CAPITAL        DEFICIT
                                             ------    -------    ---------    -------    ----------    -----------
BALANCES, JANUARY 1, 1995.................      --     $    --    1,250,000    $12,500    $  758,700     $ (78,875)

YEAR ENDED DECEMBER 31, 1995:
  Dividends paid..........................      --          --           --         --            --       (30,000)
  Net loss................................      --          --           --         --            --      (210,996)
                                             ------    -------    ---------    -------    ----------    -----------

BALANCES, DECEMBER 31, 1995...............      --          --    1,250,000     12,500       758,700      (319,871)

YEAR ENDED DECEMBER 31, 1996:
  Proceeds from sale of preferred stock,
     net of related costs of $154,911.....     779           8           --         --     2,345,081            --
  Dividends paid..........................      --          --           --         --            --       (10,000)
  Issuance of common stock:
     For cash.............................      --          --       26,250        262        69,738            --
     Upon conversion of debt..............      --          --       25,000        250        79,750            --
     For assets acquired..................      --          --      433,750      4,338     1,995,662            --
Net loss..................................      --          --           --         --            --      (224,613)
                                             ------    -------    ---------    -------    ----------    -----------

BALANCES, DECEMBER 31, 1996...............     779     $     8    1,735,000    $17,350    $5,248,931     $(554,484)

THREE MONTHS ENDED MARCH 31, 1997
  (Unaudited):
  Net income..............................      --          --           --         --            --        46,115
                                             ------    -------    ---------    -------    ----------    -----------
                                               779     $     8    1,735,000    $17,350    $5,248,931     $(508,369)
                                             ------    -------    ---------    -------    ----------    -----------
                                             ------    -------    ---------    -------    ----------    -----------

See the accompanying Notes to Consolidated Financial Statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,             MARCH 31,
                                                            --------------------------    -----------------------
                                                               1995           1996          1996          1997
                                                            -----------    -----------    ---------    ----------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................   $  (210,966)   $  (224,613)   $ (10,589)   $   46,115
  Adjustments to reconcile net loss to net cash flows
     from operating activities:
     Depreciation and amortization.......................        99,632        684,007       35,874       425,011
     Changes in operating assets and liabilities:
       Inventories.......................................        (4,938)       (28,455)      (3,042)       (2,522)
       Other current assets..............................       (62,014)        32,954       (2,012)     (126,141)
       Security deposits and other assets................        (9,600)       (40,716)      (1,667)      (10,075)
       Accounts payable and accrued liabilities..........       306,706        731,232      (95,656)      448,067
                                                            -----------    -----------    ---------    ----------
          Net cash flows from operating activities.......       118,820      1,154,409      (77,092)      780,455
                                                            -----------    -----------    ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.....................      (630,675)    (6,607,946)     (56,353)     (305,347)
  Purchase of intangible assets..........................       (35,576)      (686,906)          --       (93,181)
  Project acquisition costs..............................      (285,557)            --       (3,959)           --
  Escrow deposits........................................      (287,182)        (7,347)     (50,000)           --
                                                            -----------    -----------    ---------    ----------
          Net cash flows from investing activities.......    (1,238,990)    (7,302,199)    (110,312)     (398,528)
                                                            -----------    -----------    ---------    ----------
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from long term debt...........................       400,000      4,317,228       32,192       625,000
  Payments on long term debt.............................       (17,448)      (136,543)      (2,337)     (261,311)
  Proceeds from subordinated notes payable,
     related parties.....................................       580,000        600,000       72,000            --
  Proceeds from issuance of preferred stock..............            --      2,500,000           --            --
  Proceeds from issuance of common stock.................            --         70,000           --            --
  Payments on option.....................................       (80,000)      (120,000)     (45,000)           --
  Costs related to issuance of
     preferred stock.....................................            --       (154,911)          --            --
  Debt issuance costs....................................            --       (342,842)          --            --
  Deferred offering costs................................            --             --           --       (65,179)
  Dividends paid.........................................       (30,000)       (10,000)     (10,000)           --
                                                            -----------    -----------    ---------    ----------
          Net cash flows from operating activities.......       852,552      6,722,932       46,855       298,510
                                                            -----------    -----------    ---------    ----------
NET CHANGE IN CASH.......................................      (267,618)       575,142     (140,549)      680,437


CASH, BEGINNING OF YEAR..................................       443,821        176,203      176,203       751,345
                                                            -----------    -----------    ---------    ----------
CASH, END OF YEAR........................................   $   176,203    $   751,345    $  35,654    $1,431,782
                                                            -----------    -----------    ---------    ----------
                                                            -----------    -----------    ---------    ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..........................................   $    42,877    $   623,656    $  58,161    $  235,371
                                                            -----------    -----------    ---------    ----------
                                                            -----------    -----------    ---------    ----------
  Income taxes paid......................................   $     1,670    $     2,814    $   1,230    $    1,746
                                                            -----------    -----------    ---------    ----------
                                                            -----------    -----------    ---------    ----------

  Non-cash investing and financing activities:
     Conversion of subordinated note payable-- related
       party into common stock...........................   $        --    $    80,000    $      --    $       --
                                                            -----------    -----------    ---------    ----------
                                                            -----------    -----------    ---------    ----------
     Project acquisition costs in exchange for option
       payable...........................................   $   200,000    $        --    $      --    $       --
                                                            -----------    -----------    ---------    ----------
                                                            -----------    -----------    ---------    ----------
     Common stock issued for purchase of assets..........   $        --    $ 2,000,000    $      --    $       --
                                                            -----------    -----------    ---------    ----------
                                                            -----------    -----------    ---------    ----------
     Acquisition of assets through issuance of note
       payable and subordinated note payable.............   $        --    $ 5,000,000    $      --    $       --
                                                            -----------    -----------    ---------    ----------
                                                            -----------    -----------    ---------    ----------

See the accompanying Notes to Consolidated Financial Statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Information after February 10, 1997 is unaudited)

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation--The consolidated financial statements include the accounts of Clearview Cinema Group, Inc. ('Clearview') and its wholly-owned subsidiaries (collectively referred to as 'the Company'). All significant intercompany balances and transactions have been eliminated in consolidation.

     Nature of the Business--The Company is a regional motion picture exhibitor that owns and operates in-town multiplex theaters primarily located in affluent suburban communities in the New York/New Jersey metropolitan area. The Company's theaters show a mix of first-run commercial, art and family-oriented films that is designed to appeal primarily to sophisticated moviegoers and families with younger children.

     Revenues and Film Rental Costs--The Company recognizes revenues from box office admissions and concession sales at the time of sale. Film rental costs are based on a film's box office receipts and length of the film's run.

     Seasonality--The Company's business is seasonal with a substantial portion of its revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Inventories--Inventories consist of concession products and are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment--Property and equipment are stated at cost. Buildings and improvements, theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets. In general, the estimated useful lives used in computing depreciation and amortization are: buildings and improvements--39 years; theater equipment--5 to 7 years; office furniture and equipment--5 to 7 years. Leaseholds and improvements are amortized over the terms of the respective leases using the straight-line method.

     Intangible Assets--Intangible assets consist of cost in excess of fair value of businesses acquired (goodwill), organization costs, covenant not compete, and debt issuance costs. Costs are amortized on a straight line basis over the following lives: goodwill--15 years, organization costs--5 years and covenant not to compete--3 years.

     Costs related to the issuance of debt are capitalized. Such costs are amortized over the term of the related debt.

     Deferred Offering Costs--Offering costs have been deferred, pending the outcome of the offering contemplated herein. If the offering is successful, these costs will be charged against additional paid-in capital; otherwise, they will be charged to expense.

     Rent Expense--Certain theaters included in the consolidated financial statements have operating leases which contain predetermined increases in the rentals payable during the terms of such leases. For these leases, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The differences between the expense charged to operations in any year and amounts payable under the leases during such year are recorded as deferred rent expense, which will ultimately reverse over the lease term.

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash, other assets, subordinated notes and accounts payable, accrued expenses and long-term debt. With the exception of subordinated notes payable, the amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information of financial instruments with similar characteristics available to management.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

               (Information after February 10, 1997 is unaudited)

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

     The following estimated fair values of the Company's subordinated notes payable at December 31, 1996 have been determined using available market information and appropriate valuation methodologies. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

                                                                                   CARRYING      FAIR
FINANCIAL INSTRUMENT                                                                AMOUNT      VALUE
--------------------------------------------------------------------------------   --------    --------
Subordinated Notes:

  Related Parties:
     Maturities,
     August 1997................................................................   $400,000    $391,000
     October 1997...............................................................    100,000      94,000
     December 1998..............................................................    600,000     561,642
  Other.........................................................................    600,000     600,000

     The fair value of the long-term debt is based on interest rates that management believes would be currently available for loans with similar terms and characteristics as those presently outstanding.

     Concentration of Credit Risk--The Company maintains its cash balances in several financial institutions in accounts which are insured by the Federal Deposit Insurance Corporation for up to $100,000 each. At December 31, 1996, the Company had uninsured balances totaling approximately $763,000.

     Income Taxes--Deferred tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Net Income (Loss) Per Common Share--Net income (loss) per common share is based upon the weighted average number of outstanding common shares. However, common shares, preferred shares and warrants issued after December 31, 1995 have been treated as outstanding for all reported periods. The shares issuable upon the exercise of outstanding warrants and options or upon conversion of outstanding debt have been excluded during those periods where net losses are reported, since the effect would be antidilutive.

     Interim Reporting--The interim financial statements included herein reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments consist solely of normal recurring accruals. Results for interim periods are not necessarily indicative of results for a full year.

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:

                                                                  DECEMBER 31,     MARCH 31,
                                                                      1996           1997
                                                                  ------------    -----------
Land...........................................................   $    400,000    $   400,000
Buildings......................................................      1,302,098      1,302,767
Leaseholds and improvements....................................      8,985,097      9,089,530
Office furniture and equipment.................................      2,347,117      2,564,016
                                                                  ------------    -----------

                                                                    13,034,312     13,356,313
Less: Accumulated depreciation and amortization................        781,095      1,071,692
                                                                  ------------    -----------
                                                                  $ 12,253,217    $12,284,621
                                                                  ------------    -----------
                                                                  ------------    -----------

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

               (Information after February 10, 1997 is unaudited)

NOTE 3--INTANGIBLE ASSETS:

     Intangible assets are summarized as follows:

                                                                  DECEMBER 31,     MARCH 31,
                                                                      1996           1997
                                                                  ------------    -----------
Goodwill.......................................................   $  2,151,437    $ 2,207,361
Debt issue costs...............................................        378,264        409,649
Covenant not to compete........................................        210,000        210,000
Organization costs.............................................         36,362         42,234
                                                                  ------------    -----------
                                                                     2,776,063      2,869,244
Less: Accumulated amortization.................................         64,545        195,889
                                                                  ------------    -----------
                                                                  $  2,711,518    $ 2,673,355
                                                                  ------------    -----------
                                                                  ------------    -----------

NOTE 4--ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses are summarized as follows:

                                                                  DECEMBER 31,     MARCH 31,
                                                                      1996           1997
                                                                  ------------    -----------
Film rental and booking fees payable...........................   $    699,444    $   916,767
Accounts payable--other........................................        243,278        366,772
Sales taxes....................................................         49,228         49,866

Accrued payroll................................................         68,632         42,394
Accrued interest...............................................         55,351         76,663
Other accrued expenses.........................................        110,569        222,107
                                                                  ------------    -----------
                                                                  $  1,266,502    $ 1,674,569
                                                                  ------------    -----------
                                                                  ------------    -----------

NOTE 5--LONG-TERM DEBT, CREDIT AGREEMENT AND SUBORDINATED NOTE PAYABLE:

     Long-term debt--A summary of long-term debt follows:

                                                                           INTEREST     DECEMBER 31,     MARCH 31,
                              DESCRIPTION                                    RATE           1996           1997
-----------------------------------------------------------------------   -----------   ------------    -----------
Notes payable to bank, interest payable in monthly                        2% above
  installments, principal due in quarterly installments                   bank's
  through July 2002....................................................   prime rate      $4,175,000     $8,946,440
Note payable--seller, refinanced as described below....................   --               4,400,000             --
Notes payable in monthly installments of principal and interest of
  $5,029, due October 2004.............................................   11.25%             337,009        331,343
Other..................................................................                       51,228         49,183
                                                                                        ------------    -----------
                                                                                           8,963,237      9,326,926
Less: Current maturities...............................................                      977,897      1,098,329
                                                                                        ------------    -----------
                                                                                          $7,985,340     $8,228,597
                                                                                        ------------    -----------
                                                                                        ------------    -----------

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

               (Information after February 10, 1997 is unaudited)

NOTE 5--LONG-TERM DEBT, CREDIT AGREEMENT AND SUBORDINATED NOTE
PAYABLE:--(CONTINUED)

     Long-term debt matures as follows:

YEAR ENDING DECEMBER 31,
------------------------

1997........................................................   $  977,897
1998........................................................    1,386,383
1999........................................................    1,595,260
2000........................................................    1,821,564
2001........................................................    2,994,883
2002 and thereafter.........................................      187,250
                                                               ----------
                                                               $8,963,237
                                                               ----------
                                                               ----------

     Notes payable to the bank are collateralized by substantially all of the assets of the Company.

     Refinancing--In January 1997, seller-financing of $4,400,000 was paid with $100,000 from the Company's operating cash and the proceeds of a $4,300,000 bank term note, under the Company's Amended Credit Agreement with its principal lender. The bank term note bears interest at 2% above the bank's prime rate (payable monthly), with quarterly principal payments, commencing in July 1997 and ending October 2001, with a balloon payment of $1,225,000 due in December 2001. Accordingly, the note payable at December 31, 1996 has been classified in accordance with the terms of this new bank term note.

     Under a second amendment to the Amended Credit Agreement with its principal lender, the Company has additional borrowing availability of $1,250,000, of which $625,000 was drawn in March 1997.

     In accordance with the Amended Credit Agreement, the Company maintains a $10,000,000 key-man life insurance policy on its President and Chief Executive Officer.

     Subordinated note payable, other--The Company has a $600,000 subordinated note payable to the seller of the Bergen County theaters (see Note 7). Interest is due monthly at rates set forth below. The principal and any unpaid interest is due December 2001 or immediately upon the consummation of any public offering.

PERIOD:                                                                RATE
-------                                                                ----
December 1996 through 1997..........................................    12%
December 1997 through 1998..........................................    14%
December 1998 through 1999..........................................    16%
December 1999 and thereafter........................................    18%

See Note 10 for related party subordinated notes payable.

NOTE 6--INCOME TAXES:


     Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal temporary difference arises from the net operating loss carryforwards and results in a deferred tax asset of approximately $175,000 at December 31, 1996 and $85,000 at December 31, 1995.

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on its recurring net losses since inception, that a full valuation allowance is appropriate at December 31, 1996 and 1995.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

               (Information after February 10, 1997 is unaudited)

NOTE 6--INCOME TAXES:--(CONTINUED)

     A reconciliation of the provision (benefit) for income taxes computed at the federal statutory rate of 34% and the effective tax rate of income (loss) before income taxes is as follows:

                                                                            YEAR ENDED         THREE MONTHS ENDED
                                                                           DECEMBER 31,             MARCH 31,
                                                                       --------------------    -------------------
                                                                         1995        1996       1996        1997
                                                                       --------    --------    -------    --------
Computed taxes (benefit) on net income (loss) at federal statutory
  rate..............................................................   $(72,000)   $(76,000)   $(4,000)   $ 16,000
State income taxes (benefit), net of federal income tax effect......    (13,000)    (14,000)    (1,000)      3,000
Tax effect of net operating losses not currently usable.............     85,000      90,000      5,000
Recognition of tax benefit of prior years' losses...................         --          --         --     (19,000)
                                                                       --------    --------    -------    --------
Provision (benefit) for income taxes................................   $     --    $     --    $    --    $     --
                                                                       --------    --------    -------    --------
                                                                       --------    --------    -------    --------

     The Company has available at December 31, 1996 net operating loss carryforwards totaling approximately $406,000 that may be applied against future consolidated federal taxable income and the future state taxable income of the respective subsidiary companies. The loss carryforwards will expire through 2011.

     Current tax law limits the use of net operating loss carryforwards after there has been a substantial change in ownership (as defined) during a three-year period. Because of the possible future changes in common stock ownership, the use of the Company's net operating loss carryforwards may be subject to an annual limitation. To the extent amounts available under the annual limitation are not used, they may be carried forward for the remainder of 15 years from the year the losses were originally incurred.

NOTE 7--THEATER ACQUISITIONS:

     During 1996, the Company acquired a total of nine theaters located in New Jersey and New York. The acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired theaters are included in the accompanying consolidated financial statements from their respective acquisition dates. The assets of the acquired theaters are included based on an allocation of the respective purchase prices. The acquisitions are described as follows:

     May 1996--The Company purchased three New Jersey theaters and one New York theater in May 1996. The total cost of $7,000,000 was paid by $5,000,000 in cash and the issuance of 433,750 shares of the Company's Common Stock, valued at $2,000,000. The total cost was allocated as follows: $835,000--theater equipment, $5,965,000--leasehold interests and $200,000--covenant not to compete.

     July 1996--The Company purchased two New York theaters in July 1996. The total cost of $1,499,000 was paid in cash and was allocated as follows:
$1,489,000--leasehold interests and $10,000--covenant not to compete.

     December 1996--The Company purchased three theaters in Bergen County, New Jersey in December 1996. The total cost of $5,000,000 was paid with a $4,400,000 secured note and $600,000 subordinated note (see Note 5). The purchase price was allocated as follows: $400,000--land, $1,300,000--buildings and leasehold improvements, $832,000--theater equipment, $848,000--leasehold interests and $1,620,000--goodwill.

NOTE 8--STOCKHOLDERS' EQUITY:

Stock Split--In May 1997, the Company's Board of Directors approved a 1,250 to 1 stock split which has been retroactively reflected in the accompanying consolidated financial statements.

Preferred Stock--The Company's Certificate of Incorporation authorizes the issuance of up to 2,500,000 shares of Preferred Stock. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights, terms of redemption and liquidation.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

               (Information after February 10, 1997 is unaudited)

NOTE 8--STOCKHOLDERS' EQUITY:--(CONTINUED)

     During May and July 1996, the Company sold a total of 779 shares of Class A Preferred Stock and preferred warrants for $2,500,000. The warrants, which expire in June 2006, entitle the holder to purchase up to 471 shares of Class A Preferred Stock at an exercise price defined in the warrants.

     The holders of the Class A Preferred Stock are entitled to receive preferential dividends, when and as declared by the Board of Directors. So long as any shares of Class A Preferred Stock are outstanding, unless all dividends on the Class A Preferred Stock have been paid, no dividend or other distribution may be paid or made on the common stock or any other capital stock of the Company ranking junior as to dividends to the Class A Preferred Stock. In the event of any sale of all or substantially all of the assets of the Company or any liquidation, dissolution or winding up of the Company, the holders of the Class A Preferred Stock will be entitled to receive an amount per share equal to a Liquidation Value (as defined) plus all declared but unpaid dividends per share on the Class A Preferred Stock, prior to any distribution to holders of the common stock or any other capital stock of the Company ranking junior upon liquidation or dissolution to the Class A Preferred Stock. The shares of Class A Preferred Stock are convertible at any time at the option of the holders thereof into shares of common stock at a conversion ratio of 1,250 to 1 as of the consummation of the offering contemplated herein. Upon the occurrence of certain events, the shares of Class A Preferred Stock will automatically convert into shares of common stock.

     The preferred warrants are not exercisable until June 1, 2001 unless, prior to that date, the Company sells all or substantially all of its assets, liquidates, dissolves or winds up or merges or consolidates with another corporation in a transaction in which certain voting rights are not maintained by the holders of the Company's voting stock. The number of shares of Class A Preferred Stock for which the preferred warrants are exercisable will be subject to reduction upon the occurrence of certain events. See 'The Concurrent Transactions' and 'Description of Capital Stock' included elsewhere herein for additional information.

     Redemption Rights--A certain common stockholder has the right to sell its shares of common stock to the Company for a 30-day period commencing in 2002 at a redemption price based upon a formula. If such stockholder does not exercise that right, the Company has the right to purchase those shares of common stock from such stockholder for the 90-day period commencing after the expiration of that 30-day period at a price based upon the same formula. Those rights terminate upon the occurrence of certain events. Such stockholder and the Company have agreed to terminate those rights in connection with the offering contemplated herein.

     The holder of the Class A Preferred Stock has the right, exercisable on or after June 1, 2001, to sell to the Company all of those shares or the shares of common stock into which they have been converted at a redemption price determined in accordance with a specified formula. In connection with the offering contemplated herein, such holder has agreed to terminate this right. See 'The Concurrent Transactions' included elsewhere herein for additional information.

     Other Warrants--In connection with certain bank financing as described in
Note 5 and pursuant to a May 1996 warrant agreement (amended in December 1996), the Company issued seven-year warrants to its principal lender to purchase 196,250 shares of the Company's common stock.

NOTE 9--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--Certain of the Company's subsidiaries have entered into lease arrangements for their respective theater facilities. The following is a schedule of future minimum rental payments required for all

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

               (Information after February 10, 1997 is unaudited)

NOTE 9--COMMITMENTS AND CONTINGENCIES:--(CONTINUED)

non-cancellable operating leases (for theater facilities) that have initial or remaining lease terms in excess of one year at December 31, 1996:

YEAR ENDING DECEMBER 31,
-----------------------------------------------------------
     1997..................................................   $   954,878
     1998..................................................       959,851
     1999..................................................       943,821
     2000..................................................       865,071
     2001..................................................       777,819
     2002 and thereafter...................................     6,868,926
                                                              -----------
                                                              $11,370,366
                                                              -----------

     Rent expense for theater operating leases in 1996 and 1995 was approximately $802,000 and $290,000, respectively.

     In addition, the Company leases its administrative facilities under a lease, expiring in February 1998, which requires minimum annual payments of $22,200.

     Lease, Project Acquisition Costs and Escrow Deposits--During September

1995, the Company entered into an option agreement providing for the lease of three New York theater locations with the option to purchase certain assets relating to the three theaters. In consideration of the option granted by the agreement, the Company made an initial $200,000 payment which was financed by the potential seller. The option to purchase the assets is initially exercisable in September 1997. Until then, the Company is required to make two annual payments of at least $150,000, which it considers to be the equivalent of interest expense. An annual payment of $186,402 was made in 1996. If the Company does not exercise the option in 1997, it will be required to make three additional annual payments of at least $150,000 through the second exercisable date of September 2000. However, if, at the first exercisable date, revenues generated from the three theaters do not reach levels specified by the agreement, the Company has the right to terminate the agreement and will no longer be obligated for any remaining payments. The agreement also requires the Company to maintain an escrow deposit, which totaled approximately $294,000 at December 31, 1996 and March 31, 1997. Capitalized costs related to this project were approximately $274,000 at December 31, 1996 and March 31, 1997 and are included in project acquisition costs. It is the Company's present intention to ultimately exercise this option.

     The Company has also incurred certain costs associated with the development of an additional theater location. At December 31, 1996 and March 31, 1997, these project costs amounted to approximately $160,000 and $140,000, respectively.

     Employment Agreement--The Company is obligated through May 2003 to pay its President and Chief Executive Officer an annual base salary of $120,000, plus an additional amount based on gross revenue, such total not to exceed $750,000.

     Consulting Agreement--The Company has entered a consulting agreement with an affiliate of a shareholder, wherein for certain management services, the Company will pay $50,000 per year through May 1998, then at the rate of 50% of the Chief Executive Officer's base salary through May 2003 or until the shareholder should sell its shares.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

               (Information after February 10, 1997 is unaudited)

NOTE 10--RELATED PARTY TRANSACTIONS:

     Related party subordinated notes payable are subordinate to the bank debt described in Note 5 and consist of the following:

                                                                                        INTEREST
                                     DESCRIPTION                                          RATE      DECEMBER 31, 1996

                                     -----------                                        --------    -----------------
Notes payable to a director of the Company, $50,000 due in each of August and October
  1997 and $300,000 due in December 1998, all with interest payable quarterly........         8 %      $   400,000
Notes payable to an affiliated entity of a director, $50,000 due in each of August and October 1997 and $300,000 due in December 1998, all with interest payable
  quarterly..........................................................................         8 %          400,000
Note payable to a stockholder, due in August 1997, with interest payable quarterly...         8 %          300,000
                                                                                                    -----------------
                                                                                                         1,100,000
Less: Current maturities.............................................................                      500,000
                                                                                                    -----------------
                                                                                                       $   600,000
                                                                                                    -----------------
                                                                                                    -----------------

     In connection with the issuance of this subordinated debt, the Company issued warrants to purchase a total of 156,250 shares of the Company's Common Stock at $1.60 per share, expiring through October 2001; and warrants to purchase 93,750 shares of the Company's Common Stock at $3.20 per share, expiring through December 2002. Of such warrants, all are currently exercisable, except for the warrants exercisable for 46,875 shares that would expire in December 2002. Those warrants will be canceled if the Company pays the related debt in full no later than December 13, 1997.

     The Company has the option of converting the outstanding principal of each of the above notes on their maturity dates to new notes. The new notes will bear interest at the rate of 8% per annum with interest and principal due in 20 equal quarterly installments. Upon exercising its option, the Company would concurrently issue 5-year warrants to purchase 156,250 shares of the Company's Common Stock at an exercise price of $1.60 per share or warrants to purchase 93,750 shares of the Company's Common Stock at $3.20 per share.

     The related party subordinated notes payable mature as follows:

YEAR ENDING DECEMBER 31,
------------------------
1997..................................................................   $  500,000
1998..................................................................      600,000
                                                                         ----------
                                                                         $1,100,000
                                                                         ----------
                                                                         ----------

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the combined statements of income of the Nelson Ferman Theaters at Emerson, New City, Allwood and Washington Township, movie theaters formerly owned by affiliates of Nelson Ferman, Inc., for the period of January 1, 1996 through May 29, 1996 (date of sale) and the year ended December 31, 1995. These combined financial statements are the responsibility of the management of the Nelson Ferman Theaters. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, combined financial statements referred to above present fairly, in all material respects, the results of operations of Nelson Ferman Theaters at Emerson, New City, Allwood and Washington Township, for the periods then ended in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
April 1, 1997

            NELSON FERMAN THEATERS AT EMERSON, NEW CITY, ALLWOOD AND
                              WASHINGTON TOWNSHIP

                         COMBINED STATEMENTS OF INCOME

                                                                                                      PERIOD FROM
                                                                                    YEAR ENDED     JANUARY 1, THROUGH
                                                                                   DECEMBER 31,         MAY 29,
                                                                                       1995               1996
                                                                                   ------------    ------------------
THEATER REVENUES:
  Box office....................................................................    $3,679,118         $1,515,839
  Concession....................................................................       584,946            114,922
  Other.........................................................................        21,797             23,308
                                                                                   ------------    ------------------
                                                                                     4,285,861          1,654,069
                                                                                   ------------    ------------------
THEATER OPERATING EXPENSES:
  Film rental and booking fees..................................................     1,787,212            564,142
  Other theater operating expenses..............................................     1,370,367            622,997
                                                                                   ------------    ------------------
                                                                                     3,157,579          1,187,139
                                                                                   ------------    ------------------
THEATER OPERATING INCOME BEFORE GENERAL AND ADMINISTRATIVE AND OTHER EXPENSES...     1,128,282            466,930

GENERAL AND ADMINISTRATIVE EXPENSES.............................................       705,300            282,220
                                                                                   ------------    ------------------
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION..................       422,982            184,710
                                                                                   ------------    ------------------
OTHER EXPENSES:
  Depreciation and amortization.................................................       161,563                 --
  Interest......................................................................        20,613             35,965
                                                                                   ------------    ------------------
                                                                                       182,176             35,965
                                                                                   ------------    ------------------

NET INCOME......................................................................    $  240,806         $  148,745
                                                                                   ------------    ------------------
                                                                                   ------------    ------------------

See accompanying Notes to Combined Statements of Income.

                  NELSON FERMAN THEATERS AT EMERSON, NEW CITY,
                        ALLWOOD AND WASHINGTON TOWNSHIP

                     NOTES TO COMBINED STATEMENTS OF INCOME

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination and Nature of the Business--The combined financial statements include the accounts of four theater affiliates of Nelson Ferman, Inc. ('Nelson Ferman'): Emerson ('Emerson'), New City ('New City'), Allwood ('Allwood') and Washington Township ('Washington'), collectively, the 'NF Theater Group'. Until May 29, 1996, these theaters were part of an independent theater circuit with locations in New Jersey and New York. All significant intercompany balances and transactions have been eliminated in combination.

     The NF Theater Group operated multi-screen first run theaters in New Jersey and New York.

     Revenue Recognition--The NF Theater Group recognizes revenue for ticket sales at the time of sale. Concessions sales are recognized as a commission from a third party, when earned.

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Property and Equipment--Property and equipment are stated at cost. Theater equipment is depreciated over a period of 5 to 7 years using straight line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the life of the underlying leases.

     Rent Expense--The NF Theater Group leased its theater facilities pursuant to various long-term leases. Additional rent was paid for common area maintenance and was also charged based on a percentage of net revenue in excess of a predetermined amount. Rent for the NF Theater Group amounted to approximately $162,000 for the period ended May 29, 1996 and $344,000 for the year ended December 31, 1995.

     Income Taxes--The members of the NF Theater Group had elected under Section 1361 of the Internal Revenue Code of 1986, as amended, to be taxed as 'S' corporations. Under those provisions, all earnings and losses of the members of the NF Theater Group were reported on the tax returns of their shareholders. Accordingly, no provisions have been made for federal income tax reporting purposes. The NF Theater Group continues to be subject to state income taxes at reduced rates.

NOTE 2--RELATED PARTY TRANSACTIONS:


     Operating Expenses and Management Fees--The NF Theater Group's operations through the date of sale were significantly controlled by Nelson Ferman. In that regard, the cash deposited in the operating accounts of each theater was transferred to Nelson Ferman, which used the funds to pay operating expenses, along with the funds from other Nelson Ferman affiliated theaters, using an integrated system.

     In addition to the normal operating expenses, the NF Theater Group was allocated a management fee from Nelson Ferman based on total corporate overhead. The management fee allocation amounted to approximately $705,000 for the year ended December 31, 1995 and $282,000 for the period ended May 29, 1996.

NOTE 3--SUBSEQUENT EVENT:

     On May 29, 1996, substantially all of the NF Theater Group's assets, including leasehold interests, equipment and various operating contracts were sold to Clearview Cinema Group, Inc. ('Clearview') for $7,000,000, including $5,000,000 in cash and $2,000,000 in shares of common stock of Clearview.

     The theaters began operating, effective May 30, 1996, as Clearview theaters at which time the third party concession commission arrangements were discontinued and Clearview commenced operating the concession facilities. The results of operations of the NF Theater Group subsequent to the acquisition are included in Clearview's results of operations.

     See Note 7 of the Notes to Consolidated Financial Statements of Clearview Cinema Group, Inc. and Subsidiaries included elsewhere herein for additional information.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the combined statements of income of Magic Cinemas at Bergenfield, Tenafly and Closter, movie theaters formerly owned by Magic Cinemas, LLC, for the period of January 1, 1996 through December 13, 1996 (date of sale) and the year ended December 31, 1995. These combined financial statements are the responsibility of the management of Magic Cinemas, LLC. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, combined financial statements referred to above present fairly, in all material respects, the results of operations of Magic Cinemas at Bergenfield, Tenafly and Closter, for the periods then ended in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
April 10, 1997

               MAGIC CINEMAS AT BERGENFIELD, TENAFLY AND CLOSTER

                         COMBINED STATEMENTS OF INCOME

                                                                                                         PERIOD FROM
                                                                                                          JANUARY 1,
                                                                                                           THROUGH
                                                                                       YEAR ENDED        DECEMBER 13,
                                                                                   DECEMBER 31, 1995         1996
                                                                                   ------------------    ------------
THEATER REVENUES:
  Box office....................................................................       $1,772,745         $1,743,015
  Concession....................................................................          504,905            521,737
  Other.........................................................................          136,225            149,986
                                                                                   ------------------    ------------
                                                                                        2,413,875          2,414,738
                                                                                   ------------------    ------------
THEATER OPERATING EXPENSES:
  Film rental and booking fees..................................................          832,834            809,353
  Cost of concession sales......................................................           89,925             85,090
  Other theater operating expenses..............................................          768,530            865,639
                                                                                   ------------------    ------------
                                                                                        1,691,289          1,760,082
                                                                                   ------------------    ------------
THEATER OPERATING INCOME BEFORE GENERAL AND ADMINISTRATIVE AND OTHER COSTS......          722,586            654,656

GENERAL AND ADMINISTRATIVE EXPENSES.............................................          173,186              3,147
                                                                                   ------------------    ------------
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION..................          549,400            651,509
                                                                                   ------------------    ------------
OTHER EXPENSES:
  Depreciation and amortization.................................................          255,067            168,704
  Interest......................................................................          243,290             45,408
                                                                                   ------------------    ------------
                                                                                          498,357            214,112
                                                                                   ------------------    ------------
NET INCOME......................................................................       $   51,043         $  437,397
                                                                                   ------------------    ------------
                                                                                   ------------------    ------------

See accompanying Notes to Combined Statements of Income.

               MAGIC CINEMAS AT BERGENFIELD, TENAFLY AND CLOSTER

                     NOTES TO COMBINED STATEMENTS OF INCOME

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination and Nature of the Business--The combined financial statements include the accounts of three theater divisions of Magic Cinemas, LLC: Bergenfield ('Bergenfield'), Tenafly ('Tenafly') and Closter ('Closter'), collectively, the 'Magic Theater Group'. Until December 13, 1996, these theaters were divisions of Magic Cinemas, LLC ('Magic'), an independent theater circuit with locations in New Jersey and Pennsylvania. All significant intercompany balances and transactions have been eliminated in combination.

     The Magic Theater Group operated multi-screen first run theaters in New Jersey.

     Revenue Recognition--The Magic Theater Group recognizes revenue for ticket and concessions sales at the time of sale. Rental income is recognized in the month that it is earned.

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Property and Equipment--Property and equipment are stated at cost. Buildings and improvements, theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the related leases using the straight-line method. In general, the estimated useful lives used in computing depreciation and amortization are: buildings and improvements--39 years; theater equipment--5 to 7 years; office furniture and equipment--5 to 7 years.

     Rent Expense--The Closter facility has an operating lease which contains predetermined increases in the rental payable during the term of such lease. For this lease, the aggregate rental expense is recognized on a straight-line basis over the lease term. The differences between the expense charged to operations in any year and amounts payable under the leases during such year are recorded as deferred rent expense, which will ultimately reverse over the lease term. Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Rent expense for the Closter theater amounted to approximately $77,000 for the period ended December 13, 1996 and $50,000 for the year ended December 31, 1995.

     Theaters located in Bergenfield and Tenafly were owned by the Magic Theater Group.

     Income Taxes--For the year ended December 31, 1995, the Magic Theater Group had elected under Section 1361 of the Internal Revenue Code of 1986, as amended, to be taxed as 'S' corporations and, for the period ended December 13, 1996, Magic was treated as a partnership for Federal and New Jersey state income tax reporting purposes. Under these provisions, all earnings and losses were reported on the tax returns of the respective shareholders, partners or members. Accordingly, no provisions have been made for federal income tax reporting purposes.

NOTE 2--RELATED PARTY TRANSACTIONS:

     Operating Expenses and Management Fees--The Magic Theater Group's operations through the date of sale by Magic were significantly controlled by Magic. In that regard, the cash deposited to the Magic Theater Group's operating accounts was transferred to Magic which used the funds to pay operating expenses, along with funds from other Magic-owned theaters, on a company-wide basis using an integrated system.

     In addition to the normal operating expenses, the Magic Theater Group was allocated a management fee from the corporate division of Magic based on corporate overhead. A nominal allocation was made for the period ended December 13, 1996. The management fee amounted to approximately $149,000 for the year ended December 31, 1995.

               MAGIC CINEMAS AT BERGENFIELD, TENAFLY AND CLOSTER

     Interest Expense--Interest expense for the period ended December 13, 1996 and the year ended December 31, 1995 was for interest paid and/or owed to related parties. On March 22, 1996, the underlying related party debt was restructured into equity.

NOTE 3--SUBSEQUENT EVENTS:

     On December 13, 1996, substantially all of the Magic Theater Group's assets, including land, building, equipment and various operating contracts and leases were sold to Clearview Cinema Group, Inc. ('Clearview') at a sale price of $5,000,000. The theaters began operating, effective December 14, 1996, as Clearview theaters and the results of operations subsequent to the acquisition are included in Clearview's results of operations.

     See Note 7 of the Notes to the Consolidated Financial Statements of Clearview Cinema Group, Inc. and Subsidiaries included elsewhere herein for additional information.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN RESPECT OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. HOWEVER, IN THE EVENT OF A MATERIAL CHANGE, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................
Risk Factors...................................
The Concurrent Transactions....................
Use of Proceeds................................
Dividend Policy................................
Capitalization.................................
Dilution.......................................
Pro Forma Consolidated Financial Data..........
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................
Business.......................................
Management and Directors.......................
Certain Transactions...........................
Principal Stockholders.........................
Description of Capital Stock...................
Shares Eligible For Future Sale................
Underwriting...................................
Legal Matters..................................
Experts........................................
Additional Information.........................
Index to Financial Statements..................

UNTIL ____________, 1997 (25 DAY AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS

UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                 _______ SHARES



                                     [LOGO]



                                CLEARVIEW CINEMA
                                  GROUP, INC.



                                  COMMON STOCK



                              -------------------
                                   PROSPECTUS
                              -------------------



                               PRIME CHARTER LTD.



                              ______________, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is hereby made to Section 145 of the General Corporation Law of the State of Delaware (the 'DCL'), which provides that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a 'proceeding'), by reason of the fact the he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, with respect to the payment of certain amounts under certain circumstances.

     Article IX (the 'Article') of the Amended and Restated Certificate of Incorporation of Clearview Cinema Group, Inc. ('Clearview') provides that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans.

     The Article provides that the rights to indemnification and advancement of expenses conferred by the Article are presumed to have been relied upon by directors and officers of the Company in serving or continuing to serve the Company and are enforceable as contract rights. Said rights are not exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Article further provides that the Company may enter into contracts to provide its directors and officers with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DCL. In addition, the Company may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in the Article or in any such contract.

     The Article states that any repeal or modification of the Article by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     The Article further provides that the personal liability of a director of the Company is eliminated to the fullest extent permitted by Section 102(b)(7) of the DCL, as the same may be amended and supplemented. The Article states that, without limiting the generality of the foregoing, no director will be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,

(ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DCL (relating to unlawful distributions and redemptions of shares), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees payable to the Securities and Exchange Commission and other estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee...................................   $3,484.85
Listing Fee...........................................................................           *
Printing and Engraving Expenses.......................................................           *
Accounting Fees and Expenses..........................................................           *
Legal Fees and Expenses...............................................................           *
Blue Sky Qualification Fees and Expenses..............................................           *
Transfer Agent Fees and Expenses......................................................           *
Miscellaneous.........................................................................           *
                                                                                         ---------
     Total............................................................................           *
                                                                                         ---------
                                                                                         ---------

------------------
* To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Pursuant to an Investment and Stockholders Agreement dated December 21, 1994, the Company sold 250 shares of its common stock, $.01 par value (the 'Common Stock') to CMNY Capital II, L.P. ('CMNY') for an aggregate purchase price of $500,000 in cash. Concurrently, the Company, pursuant to a Contribution and Exchange Agreement dated December 21, 1994, issued to A. Dale Mayo ('Mayo') and Brett E. Marks ('Marks') 550 and 200 shares of Common Stock, respectively, in exchange for (i) all of the outstanding shares of capital stock of the Clearview Theater Group, Inc., CCC Madison Triple Cinema Corp., CCC Chester Twin Cinema Corporation and CCC Manasquan Cinema Corporation (collectively, the 'Subsidiaries') and (ii) certain promissory notes of certain Subsidiaries with an aggregate principal amount of $250,000.

     On June 20, 1995, Michael C. Rush ('Rush') purchased (i) 20 shares of Common Stock, pursuant to a Stock Purchase Agreement, for an aggregate purchase price of $40,000 in cash from Mayo and (ii) a convertible promissory note in the principal amount of $80,000 from the Company. The terms of the convertible promissory note provided Rush with the right to convert that note at any time on or prior to June 20, 1996 into 20 shares of Common Stock, and Rush exercised that right on May 15, 1996.

     On August 31, 1995, the Company issued three 8% Subordinated Promissory Notes with the principal amounts of $300,000, $50,000 and $50,000 (each a 'Subordinated Note') to CMNY, CMCO and Davidoff, respectively. The principal of these Subordinated Notes is payable in one installment on August 31, 1997. With each Subordinated Note sold, the Company issued one Common Stock Purchase Warrant A ('Warrant A') and one Common Stock Purchase Warrant B ('Warrant B'; Warrants A and Warrants B being collectively referred to herein as the 'Warrants'). Each of these Warrants entitle its holder for a five-year period to purchase a specified number of shares of Common Stock at an exercise price of $2,000 per share, subject to adjustment as set forth in each Warrant. Each Warrant A is exercisable from September 1, 1996 through August 31, 2001, and each Warrant B is exercisable from August 31, 1995 through August 31, 2000.

     On October 11, 1995, the Company issued two additional Subordinated Notes with a principal amount of $50,000 each to Davidoff and CMCO. The principal of these Subordinated Notes is payable in one installment on October 11, 1997. With each Subordinated Note sold, the Company issued one Warrant A and one Warrant B. Each of these Warrants entitle its holder for a five-year period to purchase a specified number of shares of Common Stock at an exercise price of $2,000 per share, subject to adjustment as set forth in each Warrant. Each of these Warrants is the same as the Warrants previously issued with an exercise price of $2,000 per share, except that each Warrant A is exercisable on or after October 11, 1996 through October 11, 2001, and each Warrant B is exercisable any time on or after October 11, 1995 through October 11, 2000.

     On December 13, 1996, the Company issued two more Subordinated Notes with a principal amount of $300,000 each to Davidoff and CMCO. With each Subordinated Note sold, the Company issued one Warrant A and one Warrant B. Each of these Warrants entitle its holder for a five-year period to purchase a specified number of shares of Common Stock at an exercise price of $4,000 per share, subject to adjustment as set forth in each Warrant. However, each Warrant A is cancelable and non-exercisable if the Company repays the corresponding Subordinated Note in full prior to December 13, 1997. Each Warrant A is exercisable on or after December 13, 1997 through December 13, 2002, and each Warrant B is exercisable any time on or after December 13, 1996 through December 13, 2001.

     Each of the holders of the Subordinated Notes received Warrants exercisable for the number of shares of Common Stock set forth below:

                                                               AUGUST 31, 1995    OCTOBER 11, 1995    DECEMBER 13, 1996
                                                                  8% NOTES            8% NOTES            8% NOTES
                                                               ---------------    ----------------    -----------------

CMNY                                                                    75                 --                   --
CMCO                                                                  12.5               12.5                 37.5
Davidoff                                                              12.5               12.5                 37.5

     The Company acquired the assets of Emerson Cinema, Inc. in exchange for 347 shares of Common Stock pursuant to the Agreement and Plan of Reorganization dated May 29, 1996 ('Plan of Reorganization').

     Pursuant to a Subscription Agreement dated July 31, 1996, Rush purchased another 5 shares of Common Stock at $4,000 per share for an aggregate purchase price of $20,000. Also on that date, Paul and Cindy Kay purchased 16 shares of Common Stock from the Company at $3,124 per share for an aggregate purchase price of $50,000.

     Pursuant to the Warrant Agreement dated May 29, 1996, the Company issued to The Provident Bank ('Provident') two Common Stock Purchase Warrants (the 'Provident Warrants'). Each of the Provident Warrants entitles Provident to purchase, at $.01 per share, 65 shares and 8 shares, respectively, of Common Stock. These Provident Warrants are exercisable at any time from May 29, 1996 through May 29, 2003.

     The Company, in accordance with Amendment No. 1 to the Warrant Agreement dated December 13, 1996, issued to Provident another Provident Warrant, which entitles Provident to purchase 84 shares of Common Stock at $.01 per share. That Provident Warrant is exercisable at any time from December 13, 1996 through December 13, 2003.

     The Company sold a total of 779 shares of its Class A Convertible Preferred Stock, $.01 par value ('Class A Preferred Stock'), and two warrants ('MidMark Warrants') to purchase a total of 471 shares of Class A Preferred Stock to MidMark Capital, L.P. ('MidMark'). Pursuant to a Preferred Stock and Warrant Purchase Agreement dated May 29, 1996 and for an aggregate purchase price of $1,750,000, MidMark purchased 684 shares of Class A Preferred Stock and a MidMark Warrant to purchase, at $.01 per share, 228 shares of Class A Preferred Stock and/or up to that number of shares of Common Stock into which such shares of Class A Preferred Stock are convertible. Pursuant to a Preferred Stock and Warrant Purchase Agreement dated July 2, 1996 and for an aggregate purchase of $750,000, MidMark purchased another 95 shares of Class A Preferred Stock and another MidMark Warrant to purchase, at $.01 per share, 243 shares of Class A Class A Preferred Stock and/or up to that number of shares of Common Stock into which such shares of Preferred Stock are convertible. The MidMark Warrants are exercisable during a period commencing no later than June 1, 2001 and ending on June 1, 2006.

     In connection with all of the above-described sales of securities, the Company relied upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS.

     The following exhibits are filed as part of this registration statement:


  EXHIBIT                                               DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
 1.01*       Form of Underwriting Agreement
 3.01(a)     Current Certificate of Incorporation of Clearview Cinema Group, Inc.

  EXHIBIT                                               DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
 3.01(b)*    Proposed Amended and Restated Certificate of Incorporation of Clearview Cinema Group, Inc.
 3.02(a)     Current By-laws of Clearview Cinema Group, Inc.
 3.02(b)*    Proposed Amended and Restated By-laws of Clearview Cinema Group, Inc.
 4.01*       Specimen Common Stock Certificate
 5.01*       Opinion of Kirkpatrick & Lockhart LLP as to the validity of the securities being registered
 9.01        Voting Trust Agreement by and between Brett E. Marks and A. Dale Mayo as Voting Trustee, dated
             December 21, 1994
 9.02        Voting Trust Agreement by and between Michael C. Rush and A. Dale Mayo as Voting Trustee, dated
             June 20, 1995
 9.03        Voting Trust Agreement by and between Emerson Cinema, Inc. and A. Dale Mayo as Voting Trustee,
             dated May 29, 1996
 9.04        Voting Trust Agreement by and among Paul Kay, Cindy Kay and A. Dale Mayo as Voting Trustee, dated
             July 31, 1996
10.01        Contribution, Exchange & Termination Agreement by and among Clearview Cinema Group, Inc. (the
             'Company'), A. Dale Mayo, and Brett E. Marks, dated December 21, 1994
10.02        Investment and Stockholders Agreement by and among the Company, A. Dale Mayo, Brett E. Marks and
             CMNY Capital II, L.P., dated December 21, 1994
10.03        First Amendment to Investment and Stockholders Agreement by and among the Company, A. Dale Mayo,
             Brett E. Marks and CMNY Capital II, L.P., dated May 29, 1996
10.04        Agreement by Michael C. Rush, dated June 20, 1995, to join the Investment and Stockholders
             Agreement dated December 21, 1994
10.05        Stockholders and Registration Rights Agreement by and among the Company, A. Dale Mayo, Brett E.
             Marks, Michael C. Rush, MidMark Capital, L.P. and Emerson Cinema, Inc., dated May 29, 1996
10.06        Agreement by Paul Kay and Cindy Kay, dated July 31, 1996, to join the Stockholders and
             Registration Rights Agreement dated May 29, 1996
10.07*       [to be supplied]
10.08        Employment Agreement by and between the Company and A. Dale Mayo, dated May 29, 1996
10.09        Management and Monitoring Fee Agreement by and between the Company and MidMark Associates, Inc., dated May 29, 1996
10.10        Credit Agreement by and among the Company, CCC Madison Triple Cinema Corp., CCC Chester Twin
             Cinema Corporation, CCC Manasquan Cinema Corporation, Clearview Theater Group, Inc., CCC Herricks
             Cinema Corp., CCC Port Washington Cinema Corp., CCC Grand Avenue Cinema Corp., CCC Washington
             Cinema Corp., CCC Allwood Cinema Corp., CCC Emerson Cinema Corp., CCC New City Cinema Corp. and
             343-349 Springfield Avenue Corp. (n/k/a CCC Summit Cinema Corp.), and The Provident Bank, dated
             May 29, 1996
10.11        Joinder Agreement by CCC Bedford Cinema Corp. and CCC Kisco Cinema Corp., dated July 18, 1996

  EXHIBIT                                               DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
10.12        Joinder Agreement and First Amendment to Credit Agreement, by and among the Company, CCC Madison
             Triple Cinema Corp., CCC Chester Twin Cinema Corporation, CCC Manasquan Cinema Corporation,
             Clearview Theater Group, Inc., CCC Herricks Cinema Corp., CCC Port Washington Cinema Corp., CCC
             Grand Avenue Cinema Corp., CCC Washington Cinema Corp., CCC Allwood Cinema Corp., CCC Emerson
             Cinema Corp., CCC New City Cinema Corp., 343-349 Springfield Avenue Corp. (n/k/a CCC Summit Cinema
             Corp.), CCC Bedford Cinema Corp., CCC Kisco Cinema Corp., CCC Closter Cinema Corp., CCC
             Bergenfield Cinema Corp., CCC Tenafly Cinema Corp. and CCC B.C. Realty Corp. and The Provident
             Bank, dated December 13, 1996
10.13        Second Amendment to Credit Agreement, by and among the Company, CCC Madison Triple Cinema Corp.,
             CCC Chester Twin Cinema Corporation, CCC Manasquan Cinema Corporation, Clearview Theater Group,
             Inc., CCC Herricks Cinema Corp., CCC Port Washington Cinema Corp., CCC Grand Avenue Cinema Corp.,
             CCC Washington Cinema Corp., CCC Allwood Cinema Corp., CCC Emerson Cinema Corp., CCC New City
             Cinema Corp., 343-349 Springfield Avenue Corp. (n/k/a CCC Summit Cinema Corp.), CCC Bedford Cinema
             Corp., CCC Kisco Cinema Corp., CCC Closter Cinema Corp., CCC Bergenfield Cinema Corp., CCC Tenafly
             Cinema Corp. and CCC B.C. Realty Corp. and The Provident Bank, dated March 27, 1997
10.14        Amended and Restated Pledge Agreement by and between the Company and The Provident Bank, dated
             July 18, 1996
10.15        Amendment No. 1 to Pledge Agreement by and between the Company and The Provident Bank, dated
             December 13, 1996
10.16        Subordination Agreement by and among The Provident Bank, the Company, CMNY Capital II, L.P. and
             Robert G. Davidoff, dated May 29, 1996
10.17        8% Subordinated Promissory Note for the principal amount of $300,000 payable to CMNY Capital II,
             L.P., dated August 31, 1995
10.18        8% Subordinated Promissory Note for the principal amount of $50,000 payable to CMCO, Inc., dated
             August 31, 1995
10.19        8% Subordinated Promissory Note for the principal amount of $50,000 payable to Robert G. Davidoff, dated August 31, 1995
10.20        8% Subordinated Promissory Note for the principal amount of $50,000 payable to CMCO, Inc., dated
             October 11, 1995
10.21        8% Subordinated Promissory Note for the principal amount of $50,000 payable to Robert G. Davidoff, dated October 11, 1995
10.22        8% Subordinated Promissory Note for the principal amount of $300,000 payable to CMCO, Inc., dated
             December 13, 1996
10.23        8% Subordinated Promissory Note for the principal amount of $300,000 payable to Robert G.
             Davidoff, dated December 13, 1996
10.24        Senior Subordinated Promissory Note for the principal amount of $600,000 payable to Magic Cinemas
             L.L.C., dated December 13, 1996
10.25        Preferred Stock and Warrant Purchase Agreement by and among MidMark Capital, L.P., the Company and
             A. Dale Mayo, dated May 29, 1996
10.26        Preferred Stock and Warrant Purchase Agreement by and among MidMark Capital, L.P., the Company and
             A. Dale Mayo, dated July 2, 1996
10.27        Warrant Agreement by and between the Company and The Provident Bank, dated May 29, 1996
10.28        Amendment No. 1 to Warrant Agreement by and between the Company and The Provident Bank, dated
             December 13, 1996

10.29        Form of Common Stock Purchase Warrant A
10.30        Form of Common Stock Purchase Warrant B

  EXHIBIT                                               DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
10.31        Clearview Cinema Group, Inc. Common Stock Purchase Warrant No. 1 issued to The Provident Bank, dated May 29, 1996
10.32        Clearview Cinema Group, Inc. Common Stock Purchase Warrant No. 2 issued to The Provident Bank, dated May 29, 1996
10.33        Clearview Cinema Group, Inc. Common Stock Purchase Warrant No. 3 issued to The Provident Bank, dated December 13, 1996
10.34        Clearview Cinema Group, Inc. Preferred Stock Warrant W-1 issued to MidMark Capital, L.P., dated
             May 29, 1996
10.35        Clearview Cinema Group, Inc. Preferred Stock Warrant W-2 issued to MidMark Capital, L.P., dated
             July 2, 1996
10.36        Agreement by and among Cinema Grand Avenue, Inc., Triplex Movies at Port Washington, Inc. and the
             Company, CCC Grand Avenue Cinema Corp., CCC Port Washington Cinema Corp., dated September 8, 1995
             (the 'Collective Agreement')
10.37        Agreement by and among Cinema Herricks, Inc., the Company, and CCC Herricks Cinema Corp. dated
             September 8, 1995 (the 'Management Agreement')
10.38        Letter modifying Management Agreement and Collective Agreement dated November 17, 1995
10.39        Escrow Agreement by and among Cinema Grand Avenue, Inc., Triplex Movies at Port Washington, Inc.,
             the Company, CCC Grand Avenue Cinema Corp. and CCC Port Washington Cinema Corp., dated September
             8, 1995
10.40        Escrow Agreement by and among Cinema Herricks, Inc., the Company and CCC Cinema Herricks Corp.,
             dated September 8, 1995
10.41        Agreement and Plan of Reorganization among the Company, CCC Emerson Cinema Corp. and Emerson
             Cinema, Inc., dated May 29, 1996
10.42        Indemnification Escrow Agreement, by and among the Company, CCC Emerson, Inc. and Jack Wenarsky
             ('Escrow Agent'), dated May 29, 1996
10.43        Asset Purchase Agreement among the Company, CCC Washington Cinema Corp., CCC Allwood Cinema Corp.,
             CCC New City Cinema Corp., Township of Washington Cinema, Inc., Allwood Clifton Cinema, Inc., and
             New City Cinema, Inc., dated May 29, 1996
10.44        Indemnification Escrow Agreement by and among the Company, CCC Washington Cinema Corp., CCC
             Allwood Cinema Corp., CCC New City Cinema Corp. and Township of Washington Theatre, Inc., Allwood
             Clifton Cinema, Inc., New City Cinema, Inc. and Jack Wenarsky ('Escrow Agent'), dated May 29, 1996
10.45        Right of First Refusal Agreement by and among the Company, Roxbury Cinema, Inc., F&N Cinema, Inc.,
             John Nelson, Seth Ferman and Pamela Ferman, dated May 29, 1996
10.46        Non-Competition Agreement, by and among the Company, CCC Emerson Cinema, Inc. and John Nelson,
             Pamela Ferman and Seth Ferman, dated May 29, 1996
10.47        Asset Purchase Agreement among Magic Cinemas L.L.C., CCC Tenafly Cinema Corp., CCC Bergenfield
             Cinema Corp., CCC Closter Cinema Corp. and the Company, dated December 13, 1996
11.01*       Statement regarding computation of per share earnings
21.01        Subsidiaries of the Company
23.01        Consent of Wiss & Company LLP
27.01*       Financial Data Schedules


------------------
* To be filed by Amendment.

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the 'Securities Act'), may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Town of Madison, State of New Jersey, on May 23, 1997.

                                      CLEARVIEW CINEMA GROUP, INC.

                                      By:        /s/ A. DALE MAYO
                                          ---------------------------------
                                          A. Dale Mayo
                                          Chairman of the Board,
                                          President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Dale Mayo his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                        CAPACITY                                DATE
---------------------------------------  -------------------------------------------------------   --------------
/s/ A. DALE MAYO                         Chairman of the Board, President, Chief Executive           May 23, 1997
---------------------------------------    Officer and Director
A. Dale Mayo

/s/ SUEANNE H. MAYO                      Director                                                    May 23, 1997
---------------------------------------
Sueanne H. Mayo

/s/ JOAN M. ROMINE                       Treasurer and Chief Financial Officer                       May 23, 1997
---------------------------------------
Joan M. Romine

/s/ WAYNE CLEVENGER                      Director                                                    May 23, 1997
---------------------------------------

Wayne Clevenger

/s/ ROBERT DAVIDOFF                      Director                                                    May 23, 1997
---------------------------------------
Robert Davidoff

/s/ BRETT E. MARKS                       Director                                                    May 23, 1997
---------------------------------------
Brett E. Marks

/s/ DENIS NEWMAN                         Director                                                    May 23, 1997
---------------------------------------
Denis Newman

                                 EXHIBIT INDEX

                                                                                                      SEQUENTIAL
  EXHIBIT                                         DESCRIPTION                                          PAGE NO.
  -------                                         -----------                                         ----------
 1.01*       Form of Underwriting Agreement

 3.01(a)     Current Certificate of Incorporation of Clearview Cinema Group, Inc.

 3.01(b)*    Proposed Amended and Restated Certificate of Incorporation of Clearview Cinema Group,
             Inc.

 3.02(a)     Current By-laws of Clearview Cinema Group, Inc.

 3.02(b)*    Proposed Amended and Restated By-laws of Clearview Cinema Group, Inc.

 4.01*       Specimen Common Stock Certificate

 5.01*       Opinion of Kirkpatrick & Lockhart LLP as to the validity of the securities being registered

 9.01        Voting Trust Agreement by and between Brett E. Marks and A. Dale Mayo as Voting
             Trustee, dated December 21, 1994

 9.02        Voting Trust Agreement by and between Michael C. Rush and A. Dale Mayo as Voting
             Trustee, dated June 20, 1995

 9.03        Voting Trust Agreement by and between Emerson Cinema, Inc. and A. Dale Mayo as Voting
             Trustee, dated May 29, 1996

 9.04        Voting Trust Agreement by and among Paul Kay, Cindy Kay and A. Dale Mayo as Voting
             Trustee, dated July 31, 1996

10.01        Contribution, Exchange & Termination Agreement by and among Clearview Cinema Group,
             Inc. (the 'Company'), A. Dale Mayo, and Brett E. Marks, dated December 21, 1994

10.02        Investment and Stockholders Agreement by and among the Company, A. Dale Mayo, Brett E.
             Marks and CMNY Capital II, L.P., dated December 21, 1994

10.03        First Amendment to Investment and Stockholders Agreement by and among the Company, A.
             Dale Mayo, Brett E. Marks and CMNY Capital II, L.P., dated May 29, 1996

10.04        Agreement by Michael C. Rush, dated June 20, 1995, to join the Investment and
             Stockholders Agreement dated December 21, 1994

10.05        Stockholders and Registration Rights Agreement by and among the Company, A. Dale Mayo,
             Brett E. Marks, Michael C. Rush, MidMark Capital, L.P. and Emerson Cinema, Inc., dated
             May 29, 1996


10.06        Agreement by Paul Kay and Cindy Kay, dated July 31, 1996, to join the Stockholders and
             Registration Rights Agreement dated May 29, 1996

10.07*       [to be supplied]

10.08        Employment Agreement by and between the Company and A. Dale Mayo, dated May 29, 1996

10.09        Management and Monitoring Fee Agreement by and between the Company and MidMark
             Associates, Inc., dated May 29, 1996

                                                                                                      SEQUENTIAL
  EXHIBIT                                         DESCRIPTION                                          PAGE NO.
  -------                                         -----------                                         ----------
10.10        Credit Agreement by and among the Company, CCC Madison Triple Cinema Corp., CCC
             Chester Twin Cinema Corporation, CCC Manasquan Cinema Corporation, Clearview Theater
             Group, Inc., CCC Herricks Cinema Corp., CCC Port Washington Cinema Corp., CCC Grand
             Avenue Cinema Corp., CCC Washington Cinema Corp., CCC Allwood Cinema Corp., CCC
             Emerson Cinema Corp., CCC New City Cinema Corp. and 343-349 Springfield Avenue Corp.
             (n/k/a CCC Summit Cinema Corp.), and The Provident Bank, dated May 29, 1996

10.11        Joinder Agreement by CCC Bedford Cinema Corp. and CCC Kisco Cinema Corp., dated July
             18, 1996

10.12        Joinder Agreement and First Amendment to Credit Agreement, by and among the Company,
             CCC Madison Triple Cinema Corp., CCC Chester Twin Cinema Corporation, CCC Manasquan
             Cinema Corporation, Clearview Theater Group, Inc., CCC Herricks Cinema Corp., CCC Port
             Washington Cinema Corp., CCC Grand Avenue Cinema Corp., CCC Washington Cinema Corp.,
             CCC Allwood Cinema Corp., CCC Emerson Cinema Corp., CCC New City Cinema Corp., 343-349
             Springfield Avenue Corp. (n/k/a CCC Summit Cinema Corp.), CCC Bedford Cinema Corp.,
             CCC Kisco Cinema Corp., CCC Closter Cinema Corp., CCC Bergenfield Cinema Corp., CCC
             Tenafly Cinema Corp. and CCC B.C. Realty Corp. and The Provident Bank, dated December
             13, 1996

10.13        Second Amendment to Credit Agreement, by and among the Company, CCC Madison Triple
             Cinema Corp., CCC Chester Twin Cinema Corporation, CCC Manasquan Cinema Corporation,
             Clearview Theater Group, Inc., CCC Herricks Cinema Corp., CCC Port Washington Cinema
             Corp., CCC Grand Avenue Cinema Corp., CCC Washington Cinema Corp., CCC Allwood Cinema
             Corp., CCC Emerson Cinema Corp., CCC New City Cinema Corp., 343-349 Springfield Avenue
             Corp. (n/k/a CCC Summit Cinema Corp.), CCC Bedford Cinema Corp., CCC Kisco Cinema
             Corp., CCC Closter Cinema Corp., CCC Bergenfield Cinema Corp., CCC Tenafly Cinema
             Corp. and CCC B.C. Realty Corp. and The Provident Bank, dated March 27, 1997

10.14        Amended and Restated Pledge Agreement by and between the Company and The Provident
             Bank, dated July 18, 1996

10.15        Amendment No. 1 to Pledge Agreement by and between the Company and The Provident Bank, dated December 13, 1996


10.16        Subordination Agreement by and among The Provident Bank, the Company, CMNY Capital II,
             L.P. and Robert G. Davidoff, dated May 29, 1996

10.17        8% Subordinated Promissory Note for the principal amount of $300,000 payable to CMNY
             Capital II, L.P., dated August 31, 1995

10.18        8% Subordinated Promissory Note for the principal amount of $50,000 payable to CMCO,
             Inc., dated August 31, 1995

10.19        8% Subordinated Promissory Note for the principal amount of $50,000 payable to Robert
             G. Davidoff, dated August 31, 1995

10.20        8% Subordinated Promissory Note for the principal amount of $50,000 payable to CMCO,
             Inc., dated October 11, 1995

10.21        8% Subordinated Promissory Note for the principal amount of $50,000 payable to Robert
             G. Davidoff, dated October 11, 1995

10.22        8% Subordinated Promissory Note for the principal amount of $300,000 payable to CMCO,
             Inc., dated December 13, 1996

                                                                                                      SEQUENTIAL
  EXHIBIT                                         DESCRIPTION                                          PAGE NO.
  -------                                         -----------                                         ----------
10.23        8% Subordinated Promissory Note for the principal amount of $300,000 payable to Robert
             G. Davidoff, dated December 13, 1996

10.24        Senior Subordinated Promissory Note for the principal amount of $600,000 payable to
             Magic Cinemas L.L.C., dated December 13, 1996

10.25        Preferred Stock and Warrant Purchase Agreement by and among MidMark Capital, L.P., the
             Company and A. Dale Mayo, dated May 29, 1996

10.26        Preferred Stock and Warrant Purchase Agreement by and among MidMark Capital, L.P., the
             Company and A. Dale Mayo, dated July 2, 1996

10.27        Warrant Agreement by and between the Company and The Provident Bank, dated May 29,
             1996

10.28        Amendment No. 1 to Warrant Agreement by and between the Company and The Provident
             Bank, dated December 13, 1996

10.29        Form of Common Stock Purchase Warrant A

10.30        Form of Common Stock Purchase Warrant B

10.31        Clearview Cinema Group, Inc. Common Stock Purchase Warrant No. 1 issued to The
             Provident Bank, dated May 29, 1996


10.32        Clearview Cinema Group, Inc. Common Stock Purchase Warrant No. 2 issued to The
             Provident Bank, dated May 29, 1996

10.33        Clearview Cinema Group, Inc. Common Stock Purchase Warrant No. 3 issued to The
             Provident Bank, dated December 13, 1996

10.34        Clearview Cinema Group, Inc. Preferred Stock Warrant W-1 issued to MidMark Capital,
             L.P., dated May 29, 1996

10.35        Clearview Cinema Group, Inc. Preferred Stock Warrant W-2 issued to MidMark Capital,
             L.P., dated July 2, 1996

10.36        Agreement by and among Cinema Grand Avenue, Inc., Triplex Movies at Port Washington,
             Inc. and the Company, CCC Grand Avenue Cinema Corp., CCC Port Washington Cinema Corp.,
             dated September 8, 1995 (the 'Collective Agreement')

10.37        Agreement by and among Cinema Herricks, Inc., the Company, and CCC Herricks Cinema
             Corp. dated September 8, 1995 (the 'Management Agreement')

10.38        Letter modifying Management Agreement and Collective Agreement dated November 17, 1995

10.39        Escrow Agreement by and among Cinema Grand Avenue, Inc., Triplex Movies at Port
             Washington, Inc., the Company, CCC Grand Avenue Cinema Corp. and CCC Port Washington
             Cinema Corp., dated September 8, 1995

10.40        Escrow Agreement by and among Cinema Herricks, Inc., the Company and CCC Cinema
             Herricks Corp., dated September 8, 1995

10.41        Agreement and Plan of Reorganization among the Company, CCC Emerson Cinema Corp. and
             Emerson Cinema, Inc., dated May 29, 1996

10.42        Indemnification Escrow Agreement, by and among the Company, CCC Emerson, Inc. and Jack
             Wenarsky ('Escrow Agent'), dated May 29, 1996

                                                                                                      SEQUENTIAL
  EXHIBIT                                         DESCRIPTION                                          PAGE NO.
  -------                                         -----------                                         ----------
10.43        Asset Purchase Agreement among the Company, CCC Washington Cinema Corp., CCC Allwood
             Cinema Corp., CCC New City Cinema Corp., Township of Washington Cinema, Inc., Allwood
             Clifton Cinema, Inc., and New City Cinema, Inc., dated May 29, 1996

10.44        Indemnification Escrow Agreement by and among the Company, CCC Washington Cinema
             Corp., CCC Allwood Cinema Corp., CCC New City Cinema Corp. and Township of Washington
             Theatre, Inc., Allwood Clifton Cinema, Inc., New City Cinema, Inc. and Jack Wenarsky
             ('Escrow Agent'), dated May 29, 1996

10.45        Right of First Refusal Agreement by and among the Company, Roxbury Cinema, Inc., F&N

             Cinema, Inc., John Nelson, Seth Ferman and Pamela Ferman, dated May 29, 1996

10.46        Non-Competition Agreement, by and among the Company, CCC Emerson Cinema, Inc. and John
             Nelson, Pamela Ferman and Seth Ferman, dated May 29, 1996

10.47        Asset Purchase Agreement among Magic Cinemas L.L.C., CCC Tenafly Cinema Corp., CCC
             Bergenfield Cinema Corp., CCC Closter Cinema Corp. and the Company, dated December 13,
             1996

11.01*       Statement regarding computation of per share earnings

21.01        Subsidiaries of the Company

23.01        Consent of Wiss & Company LLP

27.01*       Financial Data Schedules

------------------
* To be filed by Amendment.